SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CFSB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) (1) and 0-11.

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

Merger Proposal – Your Vote is Very Important

August 15, 2025

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of CFSB Bancorp, Inc. (the “Company”). The meeting will be held on Tuesday, September 16, 2025 at 5:00 p.m., local time, at 15 Beach Street, Quincy, Massachusetts.

On May 20, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hometown Financial Group, MHC (“Hometown MHC”), Hometown Financial Group, Inc. (“Hometown Financial”), Hometown Financial Acquisition Corp. II, a wholly owned subsidiary of Hometown Financial formed solely to facilitate the Merger (“Merger Sub”) and 15 Beach, MHC, the Company’s mutual holding company parent. The Company, 15 Beach, MHC and Colonial Federal Savings Bank, the wholly owned subsidiary of the Company (“Colonial Federal”), are sometimes collectively referred to as “Colonial” herein.

Pursuant to the Merger Agreement, 15 Beach, MHC will merge with Hometown MHC, with Hometown MHC as the surviving corporation (the “MHC Merger”). After the MHC Merger, the Company will merge with Merger Sub, with the Company as the surviving corporation and a wholly owned subsidiary of Hometown Financial (the “Merger”). Following the Merger, the Company will merge with and into Hometown Financial, with Hometown Financial as the surviving corporation (the “Second Step Merger”), and following the Second Step Merger, Colonial Federal will merge with and into North Shore Bank, a wholly owned subsidiary of Hometown Financial (the “Bank Merger”).

If the Merger is completed, at the closing, your shares of Company common stock will be converted into the right to receive $14.25 in cash for each share.

At the special meeting, you will be asked to vote upon proposals to: (1) approve the Merger Agreement and the Merger; and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger. The notice of special meeting and the proxy statement appearing on the following pages describe the Merger Agreement, the Merger and the other formal business to be transacted at the meeting and includes, as Annex A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the Merger. Our directors and officers will be present to respond to appropriate questions from shareholders.

The completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the affirmative vote of (1) the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, including the shares of Company common stock held by 15 Beach, MHC, and (2) the holders of at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, excluding the shares of Company common stock held by 15 Beach, MHC, as well as the approval of the Merger Agreement and the Merger by Hometown MHC’s corporators and the approval or receipt of waivers from various bank regulatory authorities. We urge you to read the attached proxy statement carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Annex A.

The board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

The receipt of cash in exchange for your Company common stock in the Merger generally will be a taxable transaction for United States federal income tax purposes. We urge you to consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Your Vote Is Very Important!

Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope provided or vote via telephone or the Internet. If you hold shares in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the bank or broker.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, LAUREL HILL ADVISORY GROUP, AT (888) 742-1305.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely,

Michael E. McFarland

President and Chief Executive Officer

This proxy statement and the enclosed proxy card are being first mailed to shareholders of record on or about August 15, 2025.

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

(617) 471-0750

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, September 16, 2025 at 5:00 p.m., local time.

PLACE	15 Beach Street, Quincy, Massachusetts

ITEMS OF BUSINESS	(1) The approval of the Agreement and Plan of Merger (the “Merger Agreement”), by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc. (“Hometown Financial”), Hometown Financial Acquisition Corp. II (“Merger Sub”), a newly-formed wholly-owned subsidiary of Hometown Financial, 15 Beach, MHC and CFSB Bancorp, Inc. (the “Company”), pursuant to which the Company will merge with Merger Sub, with the Company as the surviving corporation and a wholly owned subsidiary of Hometown Financial (the “Merger”). A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement.

(2) A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

RECORD DATE	To vote, you must have been a shareholder at the close of business on August 8, 2025.

PROXY VOTING	It is important that your shares be represented and voted at the special meeting. You can vote your shares via the Internet, by telephone or by completing and returning the proxy card sent to you. Voting instructions are printed on your proxy card.

By Order of the Board of Directors

Tracy L. Wilson

Corporate Secretary

August 15, 2025

The board of directors of the Company unanimously recommends that you vote “FOR” the approval of the Merger Agreement and Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.

Whether or not you plan to attend the special meeting, please vote via the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

i

SUMMARY

This summary highlights selected information regarding the Merger from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed Merger, we urge you to carefully read the entire document and the other documents to which we refer, including the Merger Agreement, attached as Annex A.

THE COMPANIES

CFSB Bancorp, Inc. 15 Beach, MHC Colonial Federal Savings Bank 15 Beach Street Quincy, Massachusetts 02170 (617) 471-0750	CFSB Bancorp, Inc. (Nasdaq: CFSB) (the “Company”) is the parent company of Colonial Federal Savings Bank (“Colonial Federal”). 15 Beach, MHC is the parent mutual holding company of the Company. The Company, 15 Beach, MHC and Colonial Federal are sometimes collectively referred to as “Colonial” herein. As of June 30, 2025, the Company had total assets of $366.6 million, total loans of $177.2 million, total deposits of $274.2 million and total shareholders’ equity of $75.7 million.

Colonial Federal is a federally chartered stock savings bank that has served the banking needs of its customers on the South Shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Hometown Financial Group, MHC Hometown Financial Group, Inc. North Shore Bank 36 Main Street Easthampton, Massachusetts 01027 (855) 527-4111	Hometown Financial Group, MHC (“Hometown MHC”) is a Massachusetts-chartered mutual holding company that is the parent company of Hometown Financial Group, Inc. (“Hometown Financial”).

Hometown Financial is a Massachusetts-chartered stock holding company headquartered in Easthampton, Massachusetts, and is the parent company of bankESB, bankHometown and North Shore Bank, each of which is a Massachusetts-chartered bank. Together, the banks offer a complete line of consumer and business deposit and lending products and services through 52 branch offices located throughout Massachusetts, northeastern Connecticut, and southern New Hampshire. Hometown Financial takes advantage of the size, scale, and efficiencies of shared centralized resources to fulfill its community banking mission—providing individualized financial support, a suite of comprehensive products and services, smart banking technology, and increased lending capacity—all to ensure its customers can unlock their potential and build a successful future. As of June 30, 2025, Hometown Financial had total assets of $6.6 billion, total loans of $5.2 billion, total deposits of $5.5 billion and total equity of $689 million.

North Shore Bank, headquartered in Peabody, Massachusetts, has served the community for more than 130 years. North Shore Bank offers a complete line of consumer and business deposit and lending products and services through 25 branches located throughout the

North and South Shore regions of Massachusetts and southern New Hampshire.

Hometown Financial Acquisition Corp. II	Hometown Financial Acquisition Corp. II (“Merger Sub”) is a Massachusetts corporation and wholly-owned subsidiary of Hometown Financial formed solely to facilitate the Merger (as defined below).

THE SPECIAL MEETING

Place, Date and Time	The special meeting of our shareholders will be held at 15 Beach Street, Quincy, Massachusetts 02170 on Tuesday, September 16, 2025 at 5:00 p.m., local time.

Purpose of the Meeting	At the special meeting, our shareholders will be asked to approve and adopt the merger agreement with Hometown MHC, Hometown Financial, Merger Sub, 15 Beach, MHC, the Company and Colonial Federal, dated as of May 20, 2025 (the “Merger Agreement”), pursuant to which, among other things, the Company will merge with Merger Sub, with the Company as the surviving corporation (the “Merger”), as well as the other proposals set forth in the enclosed notice of special meeting.

Who Can Vote at the Meeting	You can vote at the special meeting if you owned our common stock at the close of business on August 8, 2025. You will be able to cast one vote for each share of our common stock you owned on that date. As of August 8, 2025, there were 6,548,575 shares of our common stock outstanding.

What Vote is Required for Approval of the Merger Agreement	The approval of the Merger Agreement requires the affirmative vote of (1) at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, including the shares of Company common stock held by 15 Beach, MHC, and (2) at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, excluding the shares of Company common stock held by 15 Beach, MHC. You can vote your shares by attending the special meeting and voting in person, via the Internet, by telephone or by completing and mailing the enclosed proxy card.

Shares held by Directors and Officers; Voting Agreements	As of the record date for the special meeting, the directors and executive officers of the Company owned, in the aggregate, shares of Company common stock having the power to cast approximately 4.3% of the total votes eligible to be cast at the special meeting.

Each of our directors and executive officers have entered into voting agreements with Hometown Financial requiring each to vote all of the shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement. Accordingly, shares of Company stock having the power to cast approximately 4.3% of the total votes eligible to be cast at the special meeting and 9.5% of the shares held by persons other than 15 Beach, MHC are subject to the voting agreements.

THE MERGER

Overview of the Transaction	We propose a business combination in which 15 Beach, MHC will merge with Hometown MHC, with Hometown MHC as the surviving corporation (the “MHC Merger”). Following the MHC Merger, the Company will merge with Merger Sub, with the Company as the surviving entity. Following the Merger, the Company will merge with and into Hometown Financial, with Hometown Financial as the surviving corporation (the “Second Step Merger”), and following the Second Step Merger, Colonial Federal will merge with and into North Shore Bank (the “Bank Merger”), with North Shore Bank as the surviving entity.

Each Share of Company Common Stock Will Be Exchanged for $14.25 in Cash	As a Company shareholder, upon the closing of the Merger, each of your shares of our common stock will automatically be converted into the right to receive $14.25 in cash. Shares of our common stock that are held by 15 Beach, MHC, Hometown Financial, or any of their respective subsidiaries will be cancelled without receiving cash consideration.

How to Receive Cash in Exchange for Your Company Stock Certificates	To receive cash in exchange for your shares of Company common stock, you will need to surrender your Company stock certificates. You should not return your Company stock certificates with the enclosed proxy, and you should not send your stock certificates to the paying agent until you receive the letter of transmittal. Hometown Financial’s paying agent will send you written instructions for surrendering your Company stock certificates as promptly as practicable following the closing of the Merger. If your shares of Company common stock are held in “street” name, you broker, bank or nominee will process the exchange on your behalf.

Company Stock Price	Our common stock trades on the Nasdaq Capital Market under the symbol “CFSB.” During the 60-day period prior to the announcement of the Merger, our common stock closed as low as $7.40 per share and as high as $8.19 per share. On May 20, 2025, which was the last trading day before we announced the Merger, our common stock closed at $8.19 per share. On August 7, 2025, which is the last practicable trading day before the printing of this proxy statement, our common stock closed at $13.88 per share.

Tax Consequences of the Merger	The receipt of the merger consideration in exchange for shares of Company common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize any gain or loss equal to the difference between the amount of cash you receive in the Merger and the adjusted tax basis of your shares of Company common stock. See “Proposal 1—Approval of the Merger Agreement—The Merger—Material Federal Income Tax Consequences of the Merger.”

This tax treatment may not apply to all shareholders. Determining the actual tax consequences of the Merger to you can be complicated. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

The Company’s Board of Directors Recommends That Shareholders Approve the Merger	Our board of directors believes that the Merger is fair and in our shareholders’ best interests, and unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger. For a discussion of the circumstances surrounding the Merger and the factors considered by our board of directors in approving the Merger Agreement, see “Proposal 1—Approval of the Merger Agreement—The Merger—The Company’s Reasons for the Merger.”

The Opinion of the Company’s Financial Advisor in connection with the Merger	In connection with the Merger, the Company’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated May 20, 2025, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of the Company’s common stock (other than 15 Beach, MHC) of the merger consideration to be received by such shareholders in the Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex B to this proxy statement. The opinion was solely for the information of, and was directed solely to, the Company’s board of directors (solely in its capacity as such) in connection with its consideration of the financial terms of the Merger. Piper Sandler’s opinion is included in this proxy statement solely because it was considered by the Company’s board of directors for the aforementioned purpose and is not to be relied upon by any other entity or person or used for any other purpose. The opinion did not address the underlying business decision of the Company to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Company’s board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of the Company’s common stock as to how to vote in connection with the Merger or any other matter.

Interests of Company’s Directors and Officers in the Merger That Differ From Your Interests	Certain of our directors and officers have interests in the Merger that are different from, or are in addition to, their interests as shareholders in the Company. The members of our board of directors knew about these additional interests, and considered them, when they approved the Merger. These include:

•

each of Michael E. McFarland, President and Chief Executive Officer of the Company, and Susan J. Shea, Chief Operating Officer and Treasurer of the Company, entering into settlement agreements with Colonial that will provide for lump sum cash payments to the executives in exchange for the termination of their employment agreements with Colonial;

•	Mr. McFarland entering into a restrictive covenant agreement with Hometown Financial and North Shore Bank that provides for an additional cash payment at the effective time of the Merger;

•	Ms. Shea entering into a consulting agreement with Hometown Financial that provides for cash payments over an eight-month period following the effective time of the Merger;

•

Hometown Financial agreeing to honor obligations under existing change in control agreements, supplemental retirement agreements and supplemental retirement plan and life insurance arrangements, which will result in either lump sum cash payments or installment cash payments being made to directors and officers;

•

the acceleration of vesting of Company outstanding stock options and the receipt by the holders of such options of a cash payment equal to $14.25 less the exercise price of such option for each option;

•	the acceleration of vesting of outstanding restricted stock awards, each of which will receive the $14.25 merger consideration;

•

provisions in the Merger Agreement that provide for the possibility of retention bonuses to be paid to Colonial Federal employees (potentially including officers) to remain employed at Colonial Federal through the effective time of the Merger or for an interim period thereafter;

•

the consideration by North Shore Bank of the appointment of current Colonial Federal board members to the board of North Shore Bank following the effective time of the Merger, although North Shore Bank is under no obligation to do so; and

•

provisions in the Merger Agreement relating to the rights of directors and officers of 15 Beach, MHC, the Company and Colonial Federal to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Regulatory Approval Needed to Complete the Merger	We cannot complete the Merger unless the required regulatory approvals have been received. North Shore Bank filed the necessary regulatory applications with the Board of Governors of the Federal Reserve System (the “FRB”) and the Massachusetts Division of Banks on July 23, 2025. Hometown MHC and Hometown Financial filed a holding company application with the FRB on July 23, 2025 in connection with the transaction.

No Dissenters’ or Appraisal Rights	Shareholders of the Company do not have dissenters’ or appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

A copy of the Merger Agreement is provided as Annex A to this proxy statement. Please read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Conditions to Completing the Merger	The completion of the Merger depends on a number of conditions being met. These conditions include, among other items:

•	receipt of approval by the Company’s shareholders and, if required, 15 Beach, MHC’s members;

•	receipt of approval by Hometown MHC’s corporators;

•	receipt of all regulatory approvals and the expiration of all statutory waiting periods;

•

the absence of any order, decree or injunction of a court or governmental agency that enjoins or prohibits the consummation of the Merger and that no governmental entity has instituted any proceeding to enjoin or prohibit the consummation of the Merger;

•	the absence of any statute, rule or regulation having been enacted, entered, promulgated or enforced that prohibits or makes illegal consummation of the Merger;

•	the receipt of all required third-party consents;

•

the continued accuracy of the representations and warranties made by the parties on the date of the Merger Agreement (subject to the applicable materiality standard), and the parties having materially performed their obligations under the Merger Agreement;

•	neither 15 Beach, MHC nor the Company having experienced a materially adverse effect;

•

the absence of any conditions in the required regulatory approvals that would (1) prohibit or materially limit the ownership or operation by Hometown of all or any material portion of the business or assets of the Colonial or of Hometown, (2) compel Hometown or Colonial to dispose of or hold separate all or any material portion of its business or assets or (3) compel Hometown to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1) through (3) above could reasonably be expected to have a material adverse effect on Hometown or the combined businesses and operations of Hometown Financial’s banking subsidiaries and Colonial Federal, taken as a whole (referred to herein as a “Burdensome Condition”); and

•	Colonial Federal having entered into the bank merger agreement.

See “The Merger Agreement—Conditions to Completing the Merger” below for a discussion of all of the conditions to completing the Merger. We cannot be certain when or if the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Regarding the required regulatory approvals, North Shore Bank filed the necessary regulatory applications with the FRB and the Massachusetts Division of Banks on July 23, 2025. Hometown MHC and Hometown Financial filed the necessary application with the FRB on July 23, 2025.

Agreement Not to Solicit Other Proposals	Between the signing of the Merger Agreement and the completion of the Merger or the termination of the Merger Agreement, the Company has agreed (and will use its reasonable best efforts to cause its subsidiaries and representatives) not to (1) solicit, initiate, induce, encourage or take any action (including furnishing information) to facilitate any competing proposal with a third party, (2) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than to notify such person of the existence of the non-solicitation provisions, (3) approve, endorse or recommend any third-party proposal, or (4) enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any third-party proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

Notwithstanding these restrictions, at any time before shareholder approval of the Merger, the Company may participate in discussions or negotiations regarding an acquisition proposal or furnish non-public information with respect to the Company or otherwise relating to an acquisition proposal with a third party who makes an unsolicited proposal, provided that, among other things:

•

our board of directors concludes, in good faith, after considering the advice of the Company’s legal counsel and with respect to financial matters, our financial advisor, the acquisition proposal constitutes or could reasonably be likely to result in a proposal superior to Hometown Financial’s proposal, as set forth in the Merger Agreement;

•	the Company has not otherwise breached its covenants not to solicit acquisition proposals as set forth in the Merger Agreement;

•

our board of directors determines, in good faith, after considering the advice of our outside counsel, that taking such action would be required for the Company’s directors to comply with their fiduciary duties to the Company’s shareholders under applicable law; and

•

if furnishing information to a third party, the Company has first given Hometown Financial written notice of the identity of the third party and the Company obtains a confidentiality agreement from the soliciting party no less favorable to the Company than those in its confidentiality agreement with Hometown Financial.

See “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of what constitutes an “acquisition proposal” and a “superior proposal.”

We May Amend the Terms of the Merger and Waive Some Conditions	The Company and Hometown Financial may agree to amend the Merger Agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement that are beneficial to the waiving party.

Terminating the Merger Agreement	The Company and Hometown Financial may mutually agree at any time to terminate the Merger Agreement. In addition, either we or Hometown Financial may decide, without the consent of the other, to terminate the Merger Agreement if:

•

the Company’s shareholders do not approve the Merger, or, if their approval is required for the Merger, the members of 15 Beach, MHC do not approve the Merger or Hometown MHC’s corporators do not approve the Merger; provided in each case a party cannot terminate the Merger if it did not comply with its obligations to hold the required meeting and solicit votes;

•	regulatory approval is denied, or if a regulatory approval contains a Burdensome Condition;

•	the Merger is not consummated by March 31, 2026 (unless the failure to consummate is due to the action or failure to act by the party seeking to terminate the Merger Agreement); or

•

there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement such that certain conditions to closing of the Merger cannot be met, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Hometown Financial may also terminate the Merger Agreement if the Company does not comply with its non-solicitation requirements or changes its recommendation to the Company shareholders regarding the Merger, or it or 15 Beach, MHC breach their obligations to call meetings of their shareholders or members, as required.

We may also terminate the Merger Agreement to enter into an agreement with respect to a superior proposal, but only if, among other things, we have complied with our obligation not to solicit competing proposals. See “Summary—The Merger Agreement—Termination Fees” and “The Merger Agreement—Other Provisions of the Merger Agreement—Agreement Not to Solicit Other Proposals” below for a discussion of situations requiring the Company’s payment of a termination fee to Hometown Financial.

Termination Fee	Under certain circumstances, we may be required to pay Hometown Financial a fee of $1,550,000. Specifically, the Company must pay the fee to Hometown Financial if the Merger Agreement is terminated under the following circumstances:

•	the Company terminates the Merger Agreement to enter into an agreement with respect to a superior proposal;

•

Hometown Financial terminates the Merger Agreement because the Company breaches its agreements in the Merger Agreement with respect to its solicitation of other acquisition proposals or because 15 Beach, MHC or the Company breach their obligation to hold a meeting of Company shareholders or 15 Beach, MHC members (if required) to vote on the Merger Agreement; provided at the time Hometown Financial is not in material breach of any representation, warranty or material covenant in the Merger Agreement; or

•

if (1) Hometown Financial terminates the Merger Agreement because (a) the Company’s shareholders do not approve the Merger, or, if their approval is required for the Merger, the members of 15 Beach, MHC do not approve the Merger or Hometown MHC’s corporators do not approve the Merger; provided in each case a party cannot terminate the Merger if it did not comply with its obligations to hold the required meeting and solicit votes or (b) there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement such that certain conditions to closing of the Merger cannot be met, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach if the breach giving rise to the termination was knowing or intentional; (2) at the time Hometown Financial is not in material breach of any representation, warranty or material covenant in the Merger Agreement; (3) either before the Company shareholder meeting or 15 Beach, MHC member meeting, or before the date of termination, a third-party acquisition proposal has been publicly announced, disclosed or communicated and not withdrawn at least two business days before the applicable meeting; and (4) within 12 months of the termination of the Merger Agreement the Company consummates or enters into an agreement with a third party, then the payment will be made to Hometown Financial.

QUESTIONS AND ANSWERS ABOUT THE MERGER

What am I being asked to vote on and how does the board of directors recommend that I vote?

You are being asked to vote “FOR” the approval of the Merger Agreement and the Merger and “FOR” a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger (the “Adjournment Proposal”). The Company’s board of directors has determined that the proposed Merger is in the best interests of the shareholders of the Company, has approved the Merger Agreement and unanimously recommends that shareholders vote “FOR” the approval of the Merger Agreement and “FOR” the Adjournment Proposal.

What vote is required to adopt the Merger Agreement?

The approval of the Merger Agreement requires the affirmative vote of (1) at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, including the shares of common stock held by 15 Beach, MHC and (2) at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, excluding the shares of common stock held by 15 Beach, MHC.

What will I receive in the Merger?

Under the Merger Agreement, each share of Company common stock you own will be converted into the right to receive $14.25 in cash. Shares of Company common stock held by Hometown Financial or 15 Beach, MHC or their respective subsidiaries will be cancelled without receiving cash consideration. Following completion of the Merger, you will no longer have any rights or interests in the Company.

What are the tax consequences of the Merger to me?

Company shareholders will generally recognize a gain or loss for federal income tax purposes on each share of Company common stock exchanged for the merger consideration in an amount equal to the difference between the adjusted tax basis in each share of Company common stock and the value of the per share merger consideration received in connection with the Merger. Company shareholders are urged to consult their own tax advisor for a full understanding of the tax consequences of the Merger.

How do I exchange my Company stock certificates?

Please do not send in your stock certificates at this time. You will receive instructions on where and how to surrender your Company stock certificates from Hometown Financial’s paying agent after the Merger is completed. In any event, you should not forward your Company stock certificates with your proxy card.

What should I do now?

After you have carefully read this document, please vote.

You may vote your shares by completing and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope or you may vote at the special meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your proxy card. You should complete and return the proxy card accompanying this document, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

If you do not return a properly executed proxy card or vote via telephone or the Internet and do not vote at the special meeting, this will have the same effect as a vote against the Merger Agreement. If you sign, date and return your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the Merger Agreement and the Adjournment Proposal. You may change your vote or revoke your proxy before the special meeting by filing with the Company’s Corporate Secretary a duly executed revocation of proxy, submitting a new proxy card with a later date or voting again via telephone or the Internet or at the special meeting.

If my shares are held in “street name” by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

No. Your broker, bank or nominee will not be able to vote your shares of Company common stock unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the Merger Agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or Internet voting.

What happens if I sell my shares of common stock before the special meeting?

The record date for the special meeting will be earlier than the effective time of the Merger. If you transfer your shares of common stock after the record date but before the special meeting, you will, unless other arrangements are made, retain your right to vote at the special meeting but will not be entitled to receive the merger consideration for such shares. You will be entitled to receive the merger consideration only if the Merger is completed and only if you own shares of our common stock at the time the Merger is completed.

What do I do if I lost my stock certificates?

You should review the letter of transmittal for instructions on how to proceed if you have lost your Company stock certificates. If your Company stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and, if required by the paying agent or Hometown Financial, you may have to post a bond in such amount as the paying agent may direct as indemnity against any claim that may be made against it, the Company, or another party with respect to such certificate, before you receive any payment for the shares represented by that certificate.

Who can help answer my questions?

If you want additional copies of this document, or if you want to ask any questions about the Merger or how to submit your proxy, you should contact:

Laurel Hill Advisory Group

Proxy Solicitor

(888) 742-1305

or

Michael E. McFarland

President and Chief Executive Officer

CFSB Bancorp, Inc.

(617) 471-0750

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Colonial intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the Colonial’s future expectations, contain projections of Colonial’s future results of operations or financial condition, or other “forward-looking” information.

Such forward-looking statements are necessarily estimates reflecting the judgment of our management and are subject to numerous assumptions, risks and uncertainties, which change over time and could cause our actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability to satisfy closing conditions to the Merger, including approval by our shareholders and members, if required, on the expected terms and schedule;

•	delays in closing the Merger;

•	the possibility that the required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction;

•

disruptions and uncertainty, including diversion of management attention, resulting from the Merger, which may make it more difficult for us to maintain relationships with our customers, employees or suppliers, and may cause our business to suffer;

•	the restrictions on our conduct before closing contained in the Merger Agreement, which may have a negative effect on our flexibility and our business operations;

•	the possibility that alternative acquisition proposals will or will not be made;

•	the outcome of any legal proceedings that may be instituted against us or Hometown Financial and others related to the Merger Agreement;

•	the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts;

•	increased competitive pressures;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates, securities markets and inflation;

•	changes in general economic conditions, including potential recessionary conditions;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	changes in the competitive environment in which we operate; and

•	the impact, extent and timing of technological changes, capital management activities, and legislative and regulatory actions and reforms.

The forward-looking statements contained in this proxy statement speak only as of the date the statement is made, and we undertake no obligation to publicly update or revise forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. You are cautioned that our forward-looking statements could be wrong in light of these and other risks, uncertainties and assumptions, which change over time. Actual results, developments and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed above. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of the new risk factors on our business or the extent to which any factor or combination of factors may cause actual results or outcomes to differ materially from those expressed or implied by any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur. You are cautioned not to place undue reliance on these statements.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of the Company to be used at the special meeting of shareholders.

Place, Date and Time

The special meeting will be held at 15 Beach Street, Quincy, Massachusetts 02170 on Tuesday, September 16, 2025 at 5:00 p.m., local time.

Purpose of the Meeting

The purpose of the meeting is to consider and vote upon proposals to: (1) approve the Merger Agreement and the Merger; and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger (the “Adjournment Proposal”).

Who Can Vote at the Meeting; Record Date

You are entitled to vote your Company common stock only if the records of the Company show that you held your shares as of the close of business on August 8, 2025. You are entitled to one vote at the special meeting for each share of the Company’s common stock that you owned on the record date. The number of shares you own (and may vote) is listed on your proxy card.

Our Charter provides that record holders of our common stock who beneficially own, either directly or indirectly, more than 10% of our outstanding shares (other than 15 Beach, MHC) are not entitled to any vote with respect to the shares held in excess of the 10% limit.

As of the close of business on August 8, 2025, 6,548,575 shares of Company common stock were outstanding.

Ownership of Shares

You may own your shares of Company common stock in one or more of the following ways:

•	Directly in your name as the shareholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”; or

•	Indirectly through the Colonial Federal Savings Bank 401(k) Savings Plan (the “401(k) Plan”) or the Colonial Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”).

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us to vote at the special meeting or you may vote in person at the special meeting.

If you hold your shares in “street name,” you are considered the beneficial owner of your shares and your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form provided by your broker, bank or other holder of record that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Refer to the voting instruction form that accompanies your proxy materials. If you want to vote your shares of common stock held in street name in person at the special meeting, you must obtain a written proxy in your name from the broker, bank or other holder who is the record holder of your shares.

If you own shares of common stock indirectly through the 401(k) Plan or are a participant in the ESOP, see “Participants in the ESOP and 401(k) Plan” below.

Attending the Meeting

Shareholders are invited to attend the special meeting. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. Examples of proof of ownership are a recent brokerage account statement or a letter from your bank or broker.

Quorum and Vote Required

Quorum. The special meeting will be held only if there is a quorum present. We will have a quorum and will be able to conduct the business of the special meeting if a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, are present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum present, even if you abstain from voting. Broker non-votes, if any, will also be counted to determine the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes occur when there are both routine and non-routine proposals at a meeting. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum.

Votes Required.

Proposal 1. The approval of the Merger Agreement requires the affirmative vote of (1) at least a majority of the outstanding shares of Company common stock entitled to vote, including the shares of Company common stock held by 15 Beach, MHC, and (2) a majority of the outstanding shares of Company common stock entitled to vote, excluding the shares of Company common stock held by 15 Beach, MHC. Abstentions and broker non-votes will have the same effect as a vote “Against” the approval of the Merger Agreement.

Proposal 2. The Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Company common stock represented at the meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote “Against” the proposal, while broker non-votes will have no effect on this proposal.

Shares Held by Directors and Officers of the Company; Voting Agreements

All of our directors, executive officers and our parent company, 15 Beach, MHC, each entered into voting agreements with Hometown Financial requiring each to vote all of the shares of Company common stock each owns in favor of the proposal to approve the Merger Agreement. As of the record date for the special meeting, directors and executive officers of the Company beneficially owned, in the aggregate, 281,068 shares, or 4.3% of the outstanding shares of the Company’s common stock. Including the 3,586,903 shares held by 15 Beach, MHC, 3,867,971 shares of Company stock having the power to cast approximately 59.1% of the total votes eligible to be cast at the special meeting are subject to the voting agreements.

15 Beach, MHC’s presence in person or by proxy at the special meeting is sufficient to guarantee that quorum will be met at the special meeting. In addition, 15 Beach, MHC’s vote in favor of the proposal to approve the Merger Agreement would represent a vote of at least a majority of the outstanding shares of Company stock entitled to vote. 15 Beach, MHC’s vote would therefore satisfy one of the two voting standards that are required to approve the Merger Agreement proposal. See “—Votes Required” above for more information.

Voting by Proxy

The board of directors of the Company is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. You may also vote your shares via the Internet or by telephone. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m., local time on September 15, 2025.

If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s board of directors. The board of directors unanimously recommends a vote “FOR” the approval of the Merger Agreement and the Merger and “FOR” the Adjournment Proposal.

If any matter not described in this proxy statement is properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. If the special meeting is postponed or adjourned, Company common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the special meeting.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that accompanies this proxy statement.

Voting via the Internet or by Telephone

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is 11:59 p.m., Eastern Time, on September 15, 2025.

How to Revoke Your Proxy

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before the vote is taken at the special meeting, deliver a later dated proxy card, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

The Company’s Corporate Secretary can be reached at the following address:

Tracy Wilson

Corporate Secretary and Director

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

(617) 471-0750

Participants in the ESOP and the 401(k) Plan

If you are a participant in the ESOP, you will receive a voting instruction card that reflects all the shares that you may direct the ESOP trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but you may direct the trustee how to vote the shares of Company common stock allocated to your ESOP account. The ESOP trustee will vote all unallocated shares of Company common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

If you hold Company common stock in the 401(k) Plan, you will receive a voting instruction card that reflects all shares that you may direct the 401(k) Plan trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, you may direct the 401(k) Plan trustee how to vote the shares allocated to your account. If the 401(k) Plan trustee does not receive your voting instructions, the 401(k) Plan trustee will be instructed to vote your shares in the same proportion as the voting instructions received from other 401(k) Plan participants.

The deadline for returning your voting instruction cards to the ESOP trustee and/or the 401(k) Plan trustee is September 8, 2025.

Proxy Solicitation Costs

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the special meeting. The Company will pay Laurel Hill Advisory Group a fee of $7,000, plus reasonable out of pocket expenses and additional fees for any necessary shareholder phone calls, for these services. Additionally, directors, officers and employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. None of these persons will receive additional or special compensation for soliciting proxies. The Company will reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL 1:

APPROVAL OF THE MERGER AGREEMENT

THE MERGER

The following discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

The Parties to the Merger

15 Beach, MHC. 15 Beach, MHC is the parent mutual holding company of the Company. 15 Beach, MHC owns approximately 54.8% of the outstanding shares of Company common stock.

CFSB Bancorp, Inc. The Company (Nasdaq: CFSB) is a federally chartered savings and loan holding company and the parent company of Colonial Federal. As of June 30, 2025, CFSB Bancorp had total assets of $366.6 million, total loans of $177.2 million, total deposits of $274.2 million and total shareholders’ equity of $75.7 million.

Colonial Federal Savings Bank. Colonial Federal is a federally chartered stock savings bank that has served the banking needs of its customers on the South Shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Hometown Financial Group, MHC. Hometown MHC is a Massachusetts-chartered mutual holding company that is the parent company of Hometown Financial.

Hometown Financial Group, Inc. Hometown Financial is a Massachusetts-chartered stock holding company headquartered in Easthampton, Massachusetts, and is the parent company of bankESB, bankHometown and North Shore Bank, each of which are Massachusetts-chartered banks. Together, the banks offer a complete line of consumer and business deposit and lending products and services through 52 branch offices located throughout Massachusetts, northeastern Connecticut, and southern New Hampshire. Hometown Financial takes advantage of the size, scale, and efficiencies of shared centralized resources to fulfill its community banking mission—providing individualized financial support, a suite of comprehensive products and services, smart banking technology, and increased lending capacity—all to ensure its customers can unlock their potential and build a successful future. As of June 30, 2025, Hometown Financial had total assets of $6.6 billion, total loans of $5.2 billion, total deposits of $5.5 billion and total equity of $689 million.

North Shore Bank. North Shore Bank, headquartered in Peabody, Massachusetts, has served the community for more than 130 years. North Shore Bank offers a complete line of consumer and business deposit and lending products and services through 25 branches located throughout the North and South Shore regions of Massachusetts and southern New Hampshire.

Hometown Financial Acquisition Corp. II. Hometown Financial Acquisition Corp. II (“Merger Sub”) is a Massachusetts corporation and wholly-owned subsidiary of Hometown Financial formed solely to facilitate in the Merger.

Form of the Merger

The boards of directors of the Company and Hometown Financial have each unanimously approved the Merger Agreement and the transactions contemplated under the Merger Agreement. Upon completion of the Merger, each share of Company common stock, excluding the shares of common stock held by 15 Beach, MHC and Hometown Financial and their respective subsidiaries, will be converted into the right to receive $14.25 in cash (without interest), and Company shareholders will no longer have any right or interest in the Company.

As soon as possible after the conditions to consummation of the Merger have been satisfied or waived, and unless the Merger Agreement has been terminated or an alternative structure is used, the mergers contemplated under the Merger Agreement will be effected as follows:

•	15 Beach, MHC will merge with and into Hometown MHC, with Hometown MHC as the surviving corporation (the “MHC Merger”);

•	Immediately following the MHC Merger, the Company will merge with Merger Sub, with the Company as the surviving corporation and a wholly owned subsidiary of Hometown Financial (the “Merger”);

•	Immediately following the Merger, the Company will merge with and into Hometown Financial, with Hometown Financial as the surviving corporation (the “Second Step Merger”); and

•	Immediately following the Second Step Merger, Colonial Federal will merge with and into North Shore Bank (the “Bank Merger”).

Merger Consideration

Each outstanding share of Company common stock, except for shares held by 15 Beach, MHC, Hometown Financial, or their respective subsidiaries, will be converted into the right to receive $14.25 per share at the closing of the Merger.

Company Common Stock Price

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “CFSB.” During the 60-day period prior to the announcement of the Merger, our common stock closed as low as $7.40 per share and as high as $8.19 per share. On May 20, 2025, which was the last trading day before we announced the Merger, our common stock closed at $8.19 per share. On August 7, 2025, which is the last practicable trading day before the printing of this proxy statement, our common stock closed at $13.88 per share.

Procedures for Surrendering Your Certificates

Before the closing of the Merger, Hometown Financial will deposit with its paying agent, Continental Stock Transfer and Trust Company, an amount of cash equal to the aggregate merger consideration. Continental Stock Transfer and Trust Company will act as paying agent for the benefit of the holders of Company common stock. Each holder of Company common stock who properly surrenders his or her Company shares to the paying agent will be entitled to receive a cash payment of $14.25 per share of Company common stock, net of any required tax withholding upon acceptance of the shares by the paying agent.

As soon as reasonably practicable after the closing of the Merger, but in no event later than five business days after the closing of the Merger, the paying agent will send a letter of transmittal that will contain detailed instructions for surrendering certificates of Company common stock. If you hold your Company common stock in “street name,” your broker, bank or nominee will process the exchange on your behalf.

You should not return your Company common stock certificates with the enclosed proxy, and you should not send your stock certificates to the paying agent until you receive the letter of transmittal.

If your Company stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and, if required by the paying agent or Hometown Financial, you may have to post a bond in such amount as the paying agent may direct as indemnity against any claim that may be made against it, the Company, or another party with respect to such certificate, before you receive any payment for the shares represented by that certificate.

Neither Hometown Financial nor any other person involved in the Merger will be liable to any former holder of Company common stock for any amount properly delivered to a public official under applicable abandoned property or escheat laws.

Material Federal Income Tax Consequences of the Merger

Tax matters are complicated, and the tax consequences of the Merger depend upon the particular circumstances of each U.S. holder. Accordingly, each shareholder should seek advice with respect to the potential tax consequences based on his, her or its particular circumstances from an independent tax advisor.

The following is a general discussion of certain material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Company common stock. This discussion applies only to shareholders that hold their shares of Company common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; mutual funds; S corporations or other pass-through entities and investors in such entities; foreign persons; shareholders who received their shares of Company common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; shareholders who hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and shareholders subject to the alternative minimum tax provisions of the Code.

This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations that could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws are not addressed in this document.

Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Merger in your circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions, or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Company common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Company common stock should consult their own tax advisors.

Neither the Company nor Hometown Financial has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Company shareholders of the Merger, and no opinion of counsel has been or will be rendered to Company shareholders with respect to any of the tax effects of the Merger to Company shareholders.

The receipt of the merger consideration by a U.S. holder in exchange for Company common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company common stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between:

•	the per share cash merger consideration received by the U.S. holder in exchange for such Company common stock; and

•	the U.S. holder’s adjusted tax basis in such Company common stock.

Such gain or loss will be a capital gain or loss if such shares were held as capital assets by the U.S. holder at the effective time of the Merger. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year at the effective time of the Merger; otherwise, the capital gain or loss will be short-term. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. Additionally, a 3.8% Net Income Tax (or Medicare Tax) may apply to all or a portion of the gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels.

Under the Code, a U.S. holder of Company common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 24%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax liability and any amount withheld under the backup withholding rules may generally be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The foregoing discussion does not claim to be a complete discussion of the potential tax consequences of the Merger. Company shareholders should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income, estate, gift and other tax laws in their circumstances. Nothing in this discussion is intended to be, or should be construed as, tax advice.

Background of the Merger

Since Colonial Federal’s reorganization into the mutual holding company form of organization and concurrent initial public offering in January 2022, the Company’s Board of Directors (the “Board of Directors” or the “Board”) and management have periodically reviewed and assessed strategic opportunities and challenges. The Board of Directors has considered the difficulty in growing while remaining profitable and operating a publicly-traded community financial institution under current economic and competitive conditions. At the same time, like many other small financial institutions, the Company has experienced increasing costs for technology, infrastructure and regulatory compliance.

On April 19, 2024, Michael E. McFarland, President and Chief Executive Officer of the Company, met with William Parent, the Chief Strategy Officer of Hometown Financial, at which the parties discussed the banking industry in general, continuing consolidations in the local banking market, and if the Company may have any interest in discussing any potential opportunities. Mr. McFarland noted the three-year prohibition on the Company engaging in negotiations with a third party, which would not expire until January 2025. The parties agreed to keep open the lines of communication.

On May 1, 2024, Mr. McFarland met with Matthew Sosik, President and Chief Executive Officer of Hometown Financial at a banking conference. Mr. Sosik let Mr. McFarland know of Hometown Financial’s continued interest in a business combination with the Company. The parties also discussed the institutions’ complementary branch footprint and the strengths of each organization.

Also on May 1, 2024, at that same conference, Mr. McFarland met with the President and Chief Executive Officer of a Massachusetts-chartered mutual holding company (“Company A”). The executives discussed the South Shore region of Massachusetts, the local banking market and the continued consolidation of the industry. The President and CEO of Company A also indicated that his bank would be interested in further discussions if the Company was interested.

On June 5, 2024, Mr. McFarland met with the President and Chief Executive Officer of Company A at which the parties discussed aspects of the South Shore market area, including loan and deposit demand and the local real estate market.

On July 17, 2024, Mr. McFarland met with the President and Chief Executive Officer of Company A to continue discussions about the possibility of a business combination, Company A’s continued interest and the potential synergies that could be achieved.

On July 25, 2024, Mr. McFarland met with Mr. Sosik at which Mr. Sosik expressed his continued interest in a strategic relationship with the Company. The executives discussed the current interest rate environment and certain other matters impacting financial institutions. The executives also discussed the complementary fit of the two organizations.

As part of the Board of Directors’ and management’s evaluation of ways to meet the ongoing challenges facing smaller financial institutions, they regularly have considered both internal growth strategies and strategic business combinations as means of achieving economies of scale. In connection with this ongoing assessment, on August 20, 2024, at a regular meeting of the Board of Directors, the Board held an informational session with a representative of Piper Sandler. Piper Sandler is a nationally recognized investment banking firm with substantial experience advising financial institutions generally, including with respect to mergers and acquisitions. Piper Sandler acted as financial advisor to the Company in connection with its reorganization into the mutual holding company form of organization and concurrent initial public offering in January 2022. The Piper Sandler representative discussed the strategic considerations attendant with a potential future sale of the Company, the market for community bank mergers and acquisitions, potential merger or acquisition partners for the Company, the factors to consider when evaluating or comparing various potential acquirors and an overview of a potential merger process, including a comparison of the different methods of solicitations of interest and an illustrative timeline. A representative of Luse Gorman, PC (“Luse Gorman”), the Company’s legal counsel, also participated in the session and discussed with the Board its fiduciary duties in the context of a potential future strategic transaction. Mr. McFarland also updated the Board on the previous conversations he had with the representatives from Hometown Financial and Company A.

On November 15, 2024, Mr. McFarland met with the President and Chief Executive Officer of Company A to continue discussions about the possibility of a business combination, Company A’s continued interest and the strengths of the two organizations.

On November 17, 2024, Mr. McFarland met with Mr. Sosik at which Mr. Sosik expressed Hometown Financial’s continued interest in a strategic relationship with the Company.

On November 21, 2024, at a regular meeting of the Board of Directors, the Board held another informational meeting with a representative of Piper Sandler. A representative of Luse Gorman was also present, who discussed with the Board its fiduciary duties in the context of a potential future strategic transaction. The Piper Sandler representative discussed various strategic matters to be considered in connection with the potential future sale of the Company and the market for community bank mergers and acquisitions, including an analysis of comparable New England and nationwide transactions. The Board was also provided a pricing analysis assuming a range of prices. The presentation included an overview of a potential merger process, including a comparison of the different methods of soliciting interest and a potential timeline. A list of 30 potential acquisition partners for the Company was presented (which included mutual institutions with assets from approximately $1 billion to $8 billion located in New England), as were the factors to consider when evaluating or comparing various potential acquirors. Mr. McFarland also updated the Board on the previous conversations he had with the representatives from Hometown Financial and Company A.

On January 3, 2025, Mr. McFarland met with the President and Chief Executive Officer of a Massachusetts-chartered mutual holding company (“Company B”). The executives discussed the possibility of a business combination. The parties discussed their respective organizations, employees and the local market. The parties agreed to continue the dialogue in the future.

On January 21, 2025, at a regular meeting of the Board of Directors, the Board held another informational meeting with representatives of Piper Sandler and Luse Gorman. The representative of Piper Sandler reviewed materials that had previously been distributed to the Board, which supplemented and updated the previous conversations with the Board in August and November. Mr. McFarland also updated the Board on the previous conversations he had with interested third parties. Following discussion, the Board authorized Mr. McFarland to formally engage Piper Sandler as the Company’s financial advisor and to take all steps necessary to pursue a strategic combination.

On January 23, 2025, Mr. McFarland met with the President and Chief Executive Officer of a Massachusetts-chartered mutual holding company (“Company C”) at which the parties discussed a potential business combination and the footprint of the combined organization.

On January 29, 2025, Mr. McFarland met with the President and Chief Executive Officer of a Massachusetts-chartered mutual holding company (“Company D”). The executives discussed the possibility of a business combination. The parties discussed their respective organizations, employees and the local market.

On February 7, 2025, Mr. McFarland met with the President and Chief Executive Officer of Company C. The executives discussed a potential transaction and the President and Chief Executive Officer expressed Company C’s continued interest in a transaction.

On February 12, 2025, Mr. McFarland met with the President and Chief Executive Officer of Company A at which the President and Chief Executive Officer expressed Company A’s continued interest in a transaction.

On February 14, 2025, the Company entered into a letter agreement with Piper Sandler to engage it as the Company’s exclusive financial advisor. Following Piper Sandler’s engagement, Piper Sandler and the Company’s management began preparing a confidential information memorandum that would be provided to each potential interested bidder.

Mr. McFarland and the Company’s legal and financial advisors discussed which institutions Piper Sandler should contact to gauge their interest in entering into a business combination with the Company. The discussions balanced the need to conduct a process designed to maximize the value to be received by shareholders without being so expansive to risk the confidential nature of the process. Mr. McFarland and his advisors discussed which institutions had sufficient capital to undertake the transaction, had expressed interest to the Company or in undertaking M&A in general and were a good cultural and geographic fit. Based on such conversations, Piper Sandler was authorized to reach out to six institutions – the five that had previously contacted Mr. McFarland and one other Massachusetts-chartered mutual holding company.

On February 18, 2025, at a regular meeting of the Board of Directors, the Board held another informational meeting with representatives of Piper Sandler and Luse Gorman. The representative of Piper Sandler reviewed the likely solicitation process, including the materials that would be prepared to allow parties to make an informed bid. A representative from Luse Gorman reminded the Board of the continued importance of confidentiality and discussed how that would be maintained throughout the solicitation and diligence process. Mr. McFarland also updated the Board on the previous conversations he had with interested third parties since the date of the last Board meeting.

Beginning on March 6, 2025, Piper Sandler, on behalf of the Company, contacted the six institutions to confirm they remained interested in a possible business combination. The Company’s identity was not disclosed to these parties at that time. Of the parties contacted, each executed non-disclosure agreements between March 6, 2025 and March 17, 2025. None of the non-disclosure agreements contained a standstill provision precluding such party from submitting a topping bid directly to the Board of Directors. Following execution of the non-disclosure agreements, each of the parties were informed of the Company’s identity and was provided a copy of a confidential information memorandum and access to a virtual data room with certain initial diligence materials. The confidential information memorandum provided detailed instructions as to the contents that any indications of interest should contain and requested that all such indications be received no later than April 2, 2025.

On March 18, 2025, at a regular meeting of the Board of Directors, the Board held another informational meeting with representatives of Piper Sandler and Luse Gorman. The Board was updated on the solicitation process.

On April 2, 2025, each of Hometown and Companies A, B, C, D submitted written non-binding indications of interest to acquire the Company in an all-cash transaction. The prices of the offers ranged from a low of $12.00 per share to a high of $14.00 per share. The indications of interest each shared the respective bidder’s financial assumptions and included its offers on other matters, including board seats, employee matters (including severance) and timing.

On April 8, 2025, a special meeting of the Board of Directors of the Company was held to review the various indications of interest. Representatives of Piper Sandler and Luse Gorman also participated in the meeting. A representative from Piper Sandler discussed its presentation materials, a copy of which had been previously provided to the Board of Directors, which provided a side-by-side comparison of the five indications of interest that had been submitted. The representative from Piper Sandler noted that subsequent to receipt of the indications of interest, he spoke with representatives of each of the bidding companies to gain any additional guidance that may not have been included in the written submissions. The presentation also included a summary of the pricing of four New England transactions announced since 2024 as well as all nationwide bank transactions with a value over $15 million over the same time period. A potential timeline for the merger transaction was discussed. Additionally, an overview of each of the bidders, including historical information, the pro forma branch footprint and pro forma loan and deposit composition was discussed as a part of the presentation materials.

The Board considered that Hometown Financial was the highest bidder and $0.50 per share higher than the upper range provided by the second highest bidder and $0.90 per share higher than the third highest bidder. Mr. McFarland shared his thoughts about the various parties based on his previous interactions with each of them. The Board also recognized Hometown Financial’s history of successfully executing and integrating other financial institutions and that its banking subsidiary and Colonial Federal shared the same data service provider, which would facilitate integration. The Board and its legal and financial advisor considered whether to invite a reduced list of parties to conduct further diligence and submit revised offers. However, the Board weighed the likelihood that such a process would result in higher bids and its desire to move expeditiously towards a definitive agreement.

After deliberation, the Board determined that it would request Piper that Sandler contact Hometown Financial to request that it increase its price to $14.25 per share. The Board further voted, that if Hometown agreed to do so, the Company would: (1) proceed with the negotiation with Hometown Financial of a definitive agreement substantially consistent with the terms outlined in the Hometown Financial indication of interest letter for presentation to and consideration by the Board of Directors at the earliest practicable date; (2) take all necessary and appropriate action on behalf of the Company toward such end, including, in consultation with the Company’s legal and financial advisors, conducting a due diligence investigation of Hometown Financial; and (3) allow Hometown Financial to continue to conduct its due diligence investigation of the Company.

On April 8, 2025, the representative of Piper Sandler contacted Hometown Financial with the Board’s request and Hometown Financial submitted a revised indication of interest with a price of $14.25 per share, which the Company countersigned the same day. The revised indication of interest contained a provision whereby the Company agreed to negotiate exclusively with Hometown Financial for a period of 45 days from the date of the indication of interest.

In April 2025, a data room containing diligence materials requested by Hometown Financial relating to the Company was made available to Hometown Financial management and its legal advisor.

On April 21, 2025, representatives from Hometown conducted its on-site review of the Colonial Federal loan portfolio.

During April and May 2025, representatives of the management teams of Hometown Financial and the Company talked several times to discuss the Merger, the operations and business of the two companies and certain logistical issues.

On May 2, 2025, Luse Gorman provided Kilpatrick Townsend & Stockton, LLP (“Kilpatrick Townsend”), legal counsel for Hometown Financial with a draft of the Merger Agreement. Continuing through the date of execution, the parties, along with their legal counsel and financial advisors, continued to review and negotiate the Merger Agreement, along with various other ancillary documents.

In early May 2025, a data room containing diligence materials requested by the Company relating to Hometown Financial was made available to the Company management and its legal and financial advisors.

On May 8, 2025, representatives of Luse Gorman and Kilpatrick Townsend discussed certain legal and non-confidential supervisory regulatory matters.

On May 13, 2025, a special meeting of the Board of Directors was convened. Representatives of Piper Sandler and Luse Gorman participated in the meeting. A copy of the Merger Agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the Board of Directors in advance of the meeting. The Luse Gorman representatives reviewed in detail the terms of the Merger Agreement, ancillary documents and the voting agreements to be entered into by the directors and certain senior management. Representatives of Luse Gorman also discussed the diligence of Hometown Financial that had been conducted.

On May 14, 2025, a meeting of the Executive Committee of North Shore Bank’s Board of Directors was convened. Representatives from Kilpatrick Townsend participated in the meeting. A copy of the Merger Agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the Executive Committee in advance of the meeting. At the meeting, the Kilpatrick Townsend representatives reviewed in detail the terms of the Merger Agreement and ancillary documents with the members of the Executive Committee.

On May 20, 2025, the Company convened a regular meeting of the Board of Directors. Representatives of Piper Sander and Luse Gorman participated in the meeting. Representatives of Luse Gorman began by summarizing the fiduciary duties of a director, with an emphasis on the role of the Board in a change in control scenario. The Luse Gorman representatives reviewed changes to the Merger Agreement and the ancillary documents that had been made since the drafts that were discussed with the Board on May 13, 2025. A representative of Piper Sandler made a presentation, a copy of which had been sent in advance to the directors.

The Piper Sandler representative began by summarizing the process to date. He presented several key transaction multiples and compared the stock price performance of the Company against certain stock indices and indicated the trading volume of the Company’s stock over various periods during the past year. The Piper Sandler representative compared the financial metrics for this transaction against the financial metrics of transactions for certain selected peer groups. He also summarized the results of a discounted cash flow analysis Piper Sandler performed on the Company. He concluded his presentation by rendering Piper Sandler’s opinion, to the effect that, as of May 20, 2025 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in Piper Sandler’s opinion, the consideration to be received by the holders of the Company’s common stock (other than 15 Beach, MHC) was fair, from a financial point of view, to such shareholders.

Following these presentations and discussions among the members of the Board of Directors, including consideration of the factors described under “—The Company’s Reasons for the Merger,” the Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the merger of the Company and Hometown Financial, were advisable and in the best interests of the Company and its shareholders, and the directors unanimously voted to adopt the Merger Agreement and the transactions contemplated thereby, and recommended that the Company’s shareholders approve the Merger Agreement and the Merger.

On May 20, 2025, North Shore Bank convened a meeting of its Board of Directors. Representatives of Kilpatrick Townsend participated in the meeting and reviewed the fiduciary duties of directors, with an emphasis on the role of the Board in evaluating mergers and the combination of the two companies. Representatives of Kilpatrick Townsend also reviewed the final draft of the Merger Agreement and the ancillary transaction documents and the steps to complete the combination of the two companies and subsidiary banks. Management reviewed with the North Shore Bank Board of Directors financial information with respect to the pro forma company and the subsidiary banks, focusing on the pro forma capital ratios and also the pro forma balance sheet, cost savings and pro forma net income. Following these presentations and discussions among the members of North Shore Bank’s Board of Directors, the North Shore Bank Board of Directors determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of North Shore Bank and its various constituents. The North Shore Bank Board of Directors then unanimously voted to adopt the Merger Agreement and to approve the transactions contemplated thereby.

On May 20, 2025, each of Hometown MHC and Hometown Financial also convened a joint meeting of their respective Board of Directors. Representatives of Kilpatrick Townsend participated in this meeting and reviewed the fiduciary duties of directors, with an emphasis on the role of the Board in evaluating mergers and the combination of the two companies. Representatives of Kilpatrick Townsend reviewed the final draft of the Merger Agreement and the ancillary transaction documents and the steps to complete the combination of the two companies and subsidiary banks. Management of Hometown MHC and Hometown Financial reviewed with the Boards of Directors financial information with respect to the pro forma company and the subsidiary banks, focusing on the pro forma capital ratios and also the pro forma balance sheet, cost savings and pro forma net income. Following these presentations and discussions among the members of the Hometown MHC and Hometown Financial Boards of Directors, the Board of Directors of each of Hometown MHC and Hometown Financial determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of Hometown MHC and Hometown Financial and their various constituents. The Board of Directors of each of Hometown MHC and Hometown Financial then each unanimously voted to adopt the Merger Agreement and to approve the transactions contemplated thereby.

Following the completion of the Company and Hometown Financial’s board meetings, the Merger Agreement and ancillary documents were executed and delivered. On May 20, 2025, Hometown Financial and the Company issued a joint press release announcing the execution of the Merger Agreement.

The Company’s Reasons for the Merger

The discussion of the information and factors considered by the Company’s board of directors is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Board in reaching its conclusions and recommendation in relation to the Merger Agreement and the transactions. The Board evaluated the Merger Agreement and the transactions in consultation with Colonial’s executive management and the Company’s outside legal and financial advisors. The Board did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the shareholders of the Company outweighed the risks or potential negative consequences. Individual members of the Board may have given different weight to different factors. In addition, in arriving at its recommendation, the directors of the Company were aware of the interests of certain officers and directors of the Company as described under “Interests of Directors and Officers in the Merger that are Different From Your Interests.”

In evaluating and reaching its decision to approve the Merger Agreement and recommend that the Company’s shareholders approve the Merger Agreement, the Company’s board of directors considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the belief of the board of directors that the merger consideration of $14.25 per share in cash represents fair value for shares of Company common stock, taking into account Colonial’s current and historical financial condition, results of operations, business, competitive position and prospects, particularly in comparison to Colonial’s near-term and long-term plans if the Company were to remain an independent company, and the future prospects and risks associated with remaining an independent company and the risks and uncertainties associated with the execution of the standalone plan;

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the opportunity for the Company’s shareholders to realize substantial value based on the merger consideration offered by Hometown Financial, which represents 1.23x of the Company’s tangible book value per share and an 82.5% premium over the one day prior Company common stock trading price;

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that the merger consideration consists solely of cash, which provides certainty of value and liquidity to the shareholders of the Company and does not expose them to any future risks related to the business or the financial markets generally as compared to remaining an independent, standalone company;

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the merger consideration offered by Hometown Financial equaled or exceeded the consideration that was presented by other parties throughout the process and that could reasonably be expected from other potential acquirers with the apparent ability to consummate the acquisition of Colonial, taking into consideration all factors;

•	pricing and other considerations for other recent financial institution acquisition transactions;

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the understanding of the Company’s board of directors of the strategic options available to Colonial and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by the Company of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan were more likely to create greater present value for the Company’s shareholders than the value to be paid by Hometown Financial;

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the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Colonial Federal’s potential growth, development, productivity and strategic options;

•	the historical stock market performance for the Company’s common stock and the common stock performance of other publicly-traded issuers in the banking industry;

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the Company board of directors’ views with respect to other potential strategic alternatives, including remaining independent, making acquisitions, pursuing other similarly-sized merger partners, pursuing larger merger partners and undertaking a second-step conversion transaction whereby 15 Beach, MHC would convert from a mutual holding company form of structure to a stock holding company form of structure;

•	the ability of Hometown Financial to execute a merger transaction from a financial and regulatory perspective, especially in light of the fact that Hometown Financial was a seasoned acquiror;

•	that Hometown Financial has integration experience through various acquisitions, which could be beneficial to the integration process;

•	the geographic fit and increased customer convenience of the expanded branch network of Hometown Financial;

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the benefits to Colonial Federal and its customers of operating as a significantly larger organization, the wider array of financial products and services that would be available to customers of Colonial Federal and the communities served by Colonial Federal, including enhancements in technology investments, products and services, the ability to grow its lending portfolio, higher lending limits that would enable Colonial Federal to serve customers whose lending relationships were approaching Colonial Federal’s legal lending limit, and greater financial resources;

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Hometown Financial’s current form of organization, including that Hometown Financial is in the mutual holding company form of corporate organization and that the members/customers of Colonial Federal will have the benefit of mutual interests, and membership rights, in Hometown Financial’s mutual holding company following the transaction;

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Hometown Financial’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of the Company’s due diligence review of Hometown Financial, and information provided by the Company’s financial advisor;

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the complementary nature of the cultures and operational philosophies of the two companies, including with respect to their community banking business model, strategic focus, target markets, client service, credit cultures, risk profiles and community commitment, and the Company’s board of director’s belief that the complementary cultures will facilitate the successful integration and implementation of the transaction;

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the financial presentation, dated May 20, 2025, of Piper Sandler to the Company’s board of directors and the opinion, dated May 20, 2025, of Piper Sandler to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of the Company’s common stock (other than 15 Beach, MHC) in the Merger to such holders, as more fully described below under “ — Opinion of the Company’s Financial Advisor”;

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the terms of the Merger Agreement, including the representations and warranties of the parties, the covenants, the consideration, the circumstances under which the Company’s board of directors may consider a superior proposal and the circumstances upon which the Company’s board of directors may terminate the Merger Agreement;

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the review by the Company’s board of directors, with legal counsel, of the material terms of the Merger Agreement, including (1) the Board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, (2) the Board’s ability to terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal (subject to payment of a $1,550,000 termination fee), (3) the Board’s ability to terminate the Merger Agreement if a regulatory approval necessary to consummate the Merger was not received solely as result of Hometown Financial’s regulatory condition, and (4) the nature of the covenants, representations and warranties and other termination provisions in the Merger Agreement;

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the effects of the Merger on Colonial Federal employees, including the prospects for continued employment in a larger organization, and Hometown Financial’s commitment to provide Colonial Federal employees with aggregate annual base salary or wages at least equal to their aggregate salary or wages prior to the effective time;

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that Colonial Federal employees would receive severance benefits if they are separated from Hometown Financial, other than for cause, at any time up to and for a period of nine months following the consummation of the Merger;

•	the ability of Colonial Federal employees to participate in the employee benefit plans of Hometown Financial following the consummation of the transaction;

•	the likelihood of expeditiously obtaining the regulatory approvals necessary to complete the transaction without unusual or burdensome conditions;

•	the uncertainty surrounding potential legal, regulatory and policy changes that may directly affect financial institutions and the global economy; and

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions.

The Company’s board of directors also considered a number of potential risks and uncertainties associated with the Merger during its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management and employee attention and resources from the operation of Colonial Federal’s business and towards the completion of the Merger;

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that the Merger Agreement restricts the conduct of Colonial Federal’s business before the completion of the Merger that, subject to specific exceptions, could delay or prevent Colonial Federal from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Colonial absent the pending Merger;

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that, while Colonial expects that the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the Merger Agreement will be satisfied, including the risk that necessary regulatory approvals or the Company’s shareholder approval (or member approval, if required) might not be obtained and, as a result, the Merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger;

•	certain anticipated Merger-related costs;

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that: (1) the Company would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement; and (2) the Company would be obligated to pay to Hometown Financial a termination fee of $1,550,000 if the Merger Agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a business combination with Colonial from pursuing such a transaction;

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that the board of directors is required to submit the Merger to the vote of the Company’s shareholders at the special meeting even if the Board has made a change of recommendation, unless the amended Merger Agreement is terminated;

•	the possibility of litigation in connection with the transaction; and

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that the gain likely to be realized by the Company’s shareholders as a result of the Merger generally will be taxable to such shareholders for U.S. federal income tax purposes if they are not otherwise exempt from the payment of such taxes.

The Company’s board of directors unanimously recommends that the Company’s shareholders vote “FOR” the adoption of the Merger proposal, and “FOR” the Adjournment Proposal.

The Company’s shareholders should be aware that some members of Colonial’s board of directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other Company shareholders. The Company’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger proposal be approved by the shareholders of the Company. See “Interests of Directors and Officers in the Merger that are Different From Your Interests.”

This summary of the reasoning of the Company’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of the Company’s Financial Advisor

The Company retained Piper Sandler to act as financial advisor to the Company’s board of directors in connection with the Company’s consideration of a possible business combination. The Company selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm that specializes in the representation of financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Company’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the May 20, 2025 meeting at which the Company’s board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on May 20, 2025, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock (other than 15 Beach, MHC). The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of the Company’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of the Company in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote on the approval of the Merger Agreement and the Merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock (other than 15 Beach, MHC) and did not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company, or the effect of any other transaction in which the Company might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Hometown MHC, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the Merger Agreement dated May 14, 2025;

•	certain publicly available financial statements and other historical financial information of the Company that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Hometown MHC and Hometown Financial that Piper Sandler deemed relevant;

•	certain internal financial projections for the Company for the fiscal years ending June 30, 2025 through June 30, 2029, as provided by the senior management of the Company;

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the pro forma financial impact of the merger on Hometown MHC’s regulatory capital ratios following the closing date given certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Hometown MHC;

•	a comparison of certain financial and market information for the Company with similar banks and thrifts for which information was publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Hometown MHC and its representatives regarding the business, financial condition, results of operations and prospects of Hometown MHC.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by the Company or Hometown MHC or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of the Company and Hometown MHC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Hometown MHC, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Hometown MHC. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of the Company or Hometown MHC, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to the Company or Hometown MHC or any of their respective subsidiaries. Piper Sandler assumed, with the Company’s consent, that the respective allowances for credit losses for both the Company and Hometown MHC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections and estimates for the Company for the fiscal years ending June 30, 2025 through June 30, 2029, as provided by the senior management of the Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of Hometown MHC. With respect to the foregoing information, the senior management of the Company confirmed to Piper Sandler that such information reflected the best currently available projections and estimates of senior management as to the future financial performance of the Company, and the senior management of Hometown

MHC confirmed to Piper Sandler that such assumptions reflected the best currently available estimates of senior management with respect to the pro forma impact of the Merger on Hometown MHC’s regulatory capital ratios following the Merger, and Piper Sandler assumed, in each case, that such performance would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Hometown MHC since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that the Company and Hometown MHC would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with the Company’s consent, that (1) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (2) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, Hometown MHC, the Merger or any related transactions, and (3) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the Company’s consent, Piper Sandler relied upon the advice that the Company received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler did not express any opinion as to the trading value of the Company common stock at any time.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Company’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. To fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative company analyses described below is identical to the Company or Hometown MHC and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of the Company and Hometown MHC and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper

Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of the Company’s common stock (other than 15 Beach, MHC) on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Company, Hometown MHC, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely to render its opinion and provided such analyses to the Company’s board of directors at its May 20, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of the Company common stock or the prices at which the Company common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Company’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the Company’s board of directors with respect to the fairness of the merger consideration to the to the holders of Company common stock (other than 15 Beach, MHC).

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed Merger. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive $14.25 in cash, without interest. Piper Sandler calculated an aggregate implied transaction value of approximately $43.8 million. Based upon financial information for the Company as of or for the last twelve months (“LTM”) ended March 31, 2025, and the closing price of the Company’s common stock on May 16, 2025, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Stated Book Value Per Share	123%
Transaction Price Per Share / Stated Tangible Book Value Per Share	123%
Tangible Book Premium / Core Deposits (CDs > 100k)(1)	1.2%
Tangible Book Premium / Core Deposits (CDs > 250k)(2)	1.1%
Premium to the Company’s Stock price as of May 16, 2025	82%

(1)	Core deposits equal to total deposits less CDs greater than $100,000
(2)	Core deposits equal to total deposits less CDs greater than $250,000

Source: S&P Capital IQ Pro, the Company documents

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading price of the Company’s common stock for the one- and three-year periods ended May 16, 2025. Piper Sandler then compared the relationship between the movement in the price of the Company’s common stock to movements in the CFSB Bancorp Peer Group (as described below) as well as the NASDAQ Bank and S&P 500 indices.

CFSB Bancorp’s One-Year Stock Performance

	Beginning Value May 16, 2024	Ending Value May 16, 2025
CFSB Bancorp	100%	118.2%
CFSB Bancorp Peer Group	100%	102.7%
S&P 500 Index	100%	112.5%
NASDAQ Bank Index	100%	113.0%

CFSB Bancorp’s Three-Year Stock Performance

	Beginning Value May 16, 2022	Ending Value May 16, 2025
CFSB Bancorp	100%	82.7%
CFSB Bancorp Peer Group	100%	64.3%
S&P 500 Index	100%	148.7%
NASDAQ Bank Index	100%	105.0%

Comparable Company Analysis.

Piper Sandler used publicly available information to compare selected financial information for the Company with a group of financial institutions selected by Piper Sandler. The CFSB Bancorp peer group included banks and thrifts with publicly traded securities, with total assets between $100 million and $1 billion and LTM ROAA between (0.20%) and 0.20%, but excluded targets of announced merger transactions and institutions not pro forma for pending/recently completed acquisitions or capital raises that occurred after period end (the “CFSB Bancorp Peer Group”). The CFSB Bancorp Peer Group consisted of the following companies:

Auburn Bancorp, Inc.	Heritage NOLA Bancorp, Inc.
Bogota Financial Corp.	Liberty Northwest Bancorp, Inc.(1)
CCCB Bancorp, Inc.(1)	Marathon Bancorp, Inc.
First Community Financial Corporation(1)	Mauch Chunk Trust Financial Corp.
First Seacoast Bancorp, Inc.	Pacific West Bancorp
Glen Burnie Bancorp	UNB Corp.
Grand River Commerce, Inc.	WCF Bancorp, Inc.

(1)	Period end is December 31. The period end for the other institutions is March 31.

The analysis compared publicly available financial information for the Company with corresponding data for the CFSB Bancorp Peer Group as of or for the last twelve months ended March 31, 2025 (unless otherwise noted) with pricing data as of May 16, 2025. The table below sets forth the data for the Company and the median, mean, low and high data for the CFSB Bancorp Peer Group.

CFSB Bancorp Comparable Company Analysis

	CFSB Bancorp		CFSB Bancorp Peer Group Median	CFSB Bancorp Peer Group Mean	CFSB Bancorp Peer Group Low	CFSB Bancorp Peer Group High
Total assets ($mm)	366		290	384	101	930
Loans / Deposits (%)	63.8		97.2	89.3	46.1	112.2
Non-performing assets / Total assets (%)	—	(1)	0.31	0.54	—	2.68
Tangible common equity/Tangible assets (%)	20.68		6.86	8.01	(0.87)	14.85
Leverage Ratio (%)	17.66	(1)	9.54	9.83	7.42	13.55
Total RBC Ratio (%)	34.24	(1)	14.55	14.11	10.09	16.60
CRE / Total RBC Ratio (%)	39.6	(1)	142.2	166.6	35.2	389.1
LTM Return on average assets (%)	—		0.04	0.05	(0.10)	0.21
LTM Return on average equity (%)	—		0.1	(1.1)	(22.7)	2.8
LTM Net interest margin (%)	1.97		2.40	2.43	1.27	2.99
LTM Efficiency ratio (%)	101.1		98.2	100.3	86.4	117.5
Stock Price	7.81		7.85	12.94	3.50	77.00
Price/Tangible book value (%)	68	(2)	66	66	48	91
Price/LTM Earnings per share (x)	NM		24.4	23.7	22.3	24.4
Dividend Yield (%)	—		—	—	—	3.9
Market Cap ($mm)	51	(3)	19	23	4	88

(1)	Bank level data shown as of March 31, 2025
(2)	Stated tangible book value
(3)	Based on 6,548,575 shares outstanding

Note: “NM” represents “Not Meaningful” for price / EPS multiples less than 0.0x

Analysis of Precedent Transactions.

Piper Sandler reviewed a nationwide group of recent merger and acquisition transactions. The nationwide group consisted of bank and thrift merger and acquisition transactions announced between January 1, 2023 and May 16, 2025 with target total assets between $100 million and $950 million and LTM ROAA less than 0.35% (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Plumas Bancorp	Cornerstone Community Bancorp
Mid Penn Bancorp Inc.	William Penn Bancorp
Mifflinburg Bancorp Inc.	Northumberland Bancorp
TowneBank	Village Bank and Trust Financial Corp.
ESL FCU	Generations Bancorp NY, Inc.
First National Corp.	Touchstone Bankshares
National Bankshares Inc.	Frontier Community Bank
Princeton Bancorp	First National B&TC
LCNB Corp.	Eagle Financial Bancorp Inc
NexTier Inc.	Mars Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, core deposit premium, and one-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

			Nationwide Precedent Transactions
	Hometown MHC/ CFSB Bancorp		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	NM		24.6	25.0	17.3	33.4
Transaction Price / Tangible Book Value Per Share (%)	123	(1)	103	108	71	171
Tangible Book Value Premium to Core Deposits (%)	1.2		0.7	0.8	(3.3)	8.8
One-Day Market Premium (%)	82.5		35.1	29.1	(10.8)	53.3

(1)	Stated tangible book value

Note: Excludes transactions with undisclosed deal values and buyers classified as investor groups; Core Deposit Premium defines core deposits as total deposits less time deposits with balances greater than $100,000; “NM” represents “Not Meaningful” for price / EPS multiples less than 0.0x

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of the Company’s common stock assuming the Company performed in accordance with internal financial projections and estimates for the Company for the fiscal years ending June 30, 2025 through June 30, 2029, as provided by the senior management of the Company. To approximate the terminal value of a share of the Company’s common stock at May 20, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 14.0x to 24.0x and multiples of 2029 tangible book value ranging from 60% to 110%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Company’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of the Company common stock of $2.00 to $4.00 when applying multiples of earnings and $4.26 to $9.09 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
10.0%	$2.33	$2.66	$3.00	$3.33	$3.66	$4.00
11.0%	$2.24	$2.56	$2.88	$3.20	$3.53	$3.85
12.0%	$2.16	$2.47	$2.78	$3.09	$3.39	$3.70
13.0%	$2.08	$2.38	$2.67	$2.97	$3.27	$3.56
14.0%	$2.00	$2.29	$2.58	$2.86	$3.15	$3.43

Tangible Book Value Per Share Multiples

Discount Rate	60%	70%	80%	90%	100%	110%
10.0%	$4.96	$5.78	$6.61	$7.44	$8.26	$9.09
11.0%	$4.77	$5.57	$6.36	$7.16	$7.95	$8.75
12.0%	$4.59	$5.36	$6.12	$6.89	$7.65	$8.42
13.0%	$4.42	$5.16	$5.90	$6.63	$7.37	$8.11
14.0%	$4.26	$4.97	$5.68	$6.39	$7.10	$7.81

Piper Sandler also considered and discussed with the Company’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming the Company’s earnings varied from 20.0% above projections to 20% below projections. This analysis resulted in the following range of per share values for the Company’s common stock, applying the price to 2029 earnings multiples range of 14.0x to 24.0x referred to above and a discount rate of 11.58%.

Earnings Per Share Multiples

Annual Estimate Variance	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(20%)	$1.76	$2.01	$2.26	$2.51	$2.76	$3.01
(10%)	$1.97	$2.26	$2.54	$2.82	$3.10	$3.39
0.0%	$2.19	$2.51	$2.82	$3.13	$3.45	$3.76
10%	$2.41	$2.76	$3.10	$3.45	$3.79	$4.14
20%	$2.63	$3.01	$3.39	$3.76	$4.14	$4.51

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results and Capital Ratios.

Piper Sandler analyzed certain potential pro forma effects of the Merger on Hometown MHC’s capital ratios given certain assumptions relating to purchase accounting adjustments and estimated transaction costs. The analysis indicated that as of May 20, 2025, Hometown MHC would maintain its regulatory capital ratios in excess of the regulatory guidelines for “well-capitalized” status following the merger. In connection with its pro forma analysis, Piper Sandler considered and discussed with the Company’s board of directors how the results thereof are not necessarily indicative of actual values or future results. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as the Company’s financial advisor in connection with the Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $1.2 million. Piper Sandler also received a $100,000 fee from the Company upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. The Company has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to the Company in the two years preceding the date of its opinion. In the two years preceding the date thereof, Piper Sandler provided certain investment banking services to Hometown MHC and Hometown Financial. In summary, Piper Sandler acted as placement agent in connection with the offer and sale of Hometown Financial Senior Notes, which closed in March 2024 and for which Piper Sandler received approximately $2.3 million in compensation. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to the Company and Hometown MHC.

Interests of Directors and Officers in the Merger that are Different From Your Interests

Some members of the Company’s management and board of directors may have interests in the Merger that are different from or in addition to the interests of shareholders. The Company’s board of directors were aware of these interests and considered them in approving the Merger Agreement. Included below is a summary of those interests.

Employment and Settlement Agreements. Colonial Federal is a party to employment agreements with change in control provisions with Mr. McFarland and Ms. Shea, which provide that if within two years after a change in control (as defined therein), the executive is involuntarily terminated, the executive will be entitled to a payment equal to three times the average of the amount reported in Box 5 of the executive’s Form W-2 plus (1) the executive’s share of non-taxable premiums paid for medical and dental insurance and (2) deductions taken from the executive’s compensation to fund the executive’s flexible spending account, for the five calendar years preceding the year of the executive’s termination of employment or preceding the year in which the change in control occurs, whichever is greater. In addition, the executive will continue to participate in benefit plans that provide medical, dental and life insurance until the earlier of (1) the executive’s death, (2) the executive’s employment by another employer or (3) 36 months after the executive’s termination of employment.

Simultaneously with the signing of the Merger Agreement, each of Mr. McFarland and Ms. Shea entered into settlement agreements with Colonial, which will provide for cash payments to be made to the executives at the closing of the Merger in exchange for the termination of their employment agreements with Colonial. The cash payments to be paid under the settlement agreements are $886,190 for Mr. McFarland and $690,000 for Ms. Shea, and are conditioned on the Merger becoming effective.

Restrictive Covenant Agreement with Michael E. McFarland. Simultaneously with the signing of the Merger Agreement, Hometown Financial, North Shore Bank and Mr. McFarland entered into a Restrictive Covenant Agreement, which is conditioned on the Merger becoming effective, that provides for a cash payment of $165,000 to Mr. McFarland. Under this Restrictive Covenant Agreement, for the twelve-month period following the closing of the Merger, Mr. McFarland will be subject to certain non-solicitation and non-compete restrictions. Mr. McFarland will also be subject to confidentiality and non-disparagement obligations.

Consulting Agreement with Susan J. Shea. Simultaneously with the signing of the Merger Agreement, Hometown Financial, North Shore Bank and Ms. Shea entered into a consulting agreement, which is conditioned on the Merger becoming effective. The consulting agreement provides for a consulting fee of $20,000 per month for eight months following the closing of the Merger unless Ms. Shea provides 30 days written notice to terminate the agreement.

Board Seat with North Shore Bank. North Shore Bank will consider increasing the size of its board of directors and appointing one or more interested members of the Company’s board of directors, but North Share Bank is under no obligation to do so. The remaining directors of Hometown Financial and North Shore Bank will be persons who served as directors of Hometown Financial and North Shore Bank prior to the completion of the Merger.

Protection of Company Directors and Officers Against Claims. Hometown MHC, Hometown Financial and North Shore Bank agreed to indemnify and hold harmless each current and former director, officer or employee of Colonial for six years after the Merger’s effective time for claims arising from their position with Colonial or their service to Colonial, to the fullest extent set forth in the Company’s charter and bylaws on the date of the Merger Agreement and to the fullest extent permitted under applicable law. Hometown Financial will also maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of the Company’s directors and officers for six years following consummation of the Merger, subject to certain limitations on the amount of premiums to be paid.

Stock Options. Under the terms of the Merger Agreement, outstanding stock options to purchase shares of Company common stock, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the excess of $14.25 over the exercise price per option multiplied by the number of stock options held, less applicable taxes required to be withheld. Set forth below is the number of outstanding stock options held by each director and named executive officer of the Company as of August 8, 2025 and the cash-out value (pre-tax) of the stock options as determined under the terms of the Merger Agreement.

Name	Exercise Price	Stock Options	Cash-Out Value (pre-tax)
Paul N. Baharian	$9.09	14,000	$72,240
Kemal Denizkurt	$7.99	14,000	$87,640
Robert Guarnieri	$9.09	14,000	$72,240
Edward J. Keohane	$9.09	14,000	$72,240
Stephen D. Marini	$9.09	14,000	$72,240
Michael E. McFarland	$7.99	64,000	$400,640
James M. O’Leary, Jr.	$9.09	14,000	$72,240
Susan J. Shea	$7.99	48,000	$300,480
Tracy Wilson	$9.09	14,000	$72,240

Restricted Stock Awards. Under the terms of the Merger Agreement, any vesting restrictions on the Company’s restricted stock awards that have not yet vested will lapse and such awards will be exchanged for the merger consideration, less applicable taxes required to be withheld. The number of unvested restricted stock awards as of August 8, 2025 that will become vested as a result of the Merger held by the named executive officers and directors of the Company, are as follows:

Name	Unvested Restricted Stock	Cash-Out Value (pre-tax)
Paul N. Baharian	3,600	$51,300
Kemal Denizkurt	3,600	$51,300
Robert Guarnieri	3,600	$51,300
Edward J. Keohane	3,600	$51,300
Stephen D. Marini	3,600	$51,300
Michael E. McFarland	14,400	$205,200
James M. O’Leary, Jr.	3,600	$51,300
Susan J. Shea	10,800	$153,900
Tracy Wilson	3,600	$51,300

Change in Control Agreements. Colonial Federal is a party to change in control agreements with certain executives, including Kemal A. Denizkurt, the Vice President of Financial Markets, which provides that if, within 24 months after the effective date of a change in control (as defined in the change in control agreements) of the Company or Colonial Federal, the executive’s employment is involuntarily terminated, the executive will be entitled to a payment equal to two times the amount reported in Box 5 of the executive’s Form W-2 plus (1) the executive’s share of non-taxable premiums paid for medical and dental insurance and (2) deductions taken from the executive’s compensation to fund the executive’s flexible spending account, each for the calendar year preceding the year of the executive’s termination of employment or preceding the year in which the change in control occurs, whichever is higher. In addition, the executive will continue to participate in benefit plans that provide medical and life insurance for 24 months. If Colonial Federal or its successor cannot provide those benefits, it will either provide the coverage under a comparable individual policy or make a cash equivalent payment to the executive.

Assuming the Merger is completed and Mr. Denizkurt’s employment is terminated, the estimated amount of cash severance and benefits payable under his change in control agreement is estimated to be $465,018, less tax witholdings and reductions necessary to avoid penalties under Sections 280G and 4999 of the Code.

Deferred Compensation Plans. The Company has entered into individual Deferred Compensation Agreements with certain executives, including Mr. McFarland, Ms. Shea, and Mr. Denizkurt, that entitle them to a normal retirement benefit of $25,000 paid in annual installments for ten years, provided however, that following a change in control, such as the Merger, the executive will receive a payment subject to a predetermined election of either a cash lump sum (equal to the present value of the annual installments) or installment payments, if they have a qualifying termination of employment.

Colonial Federal Savings Bank Employee Stock Ownership Plan. The Colonial Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) is a tax-qualified plan that covers substantially all of the employees of Colonial Federal who have at least one year of service and have attained age 21. The ESOP received a loan from the Company, the proceeds of which were used to acquire shares of Company common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, with contributions received from Colonial Federal. Effective as of the fifth business day before the closing of the Merger, the ESOP will be terminated. Colonial Federal will repay any outstanding ESOP debt in full by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of shares of Company common stock back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $14.25. At the effective time of the Merger, any remaining shares of Company common stock held by the ESOP that are unallocated (or the proceeds from the sale thereof, if applicable) will be allocated among the accounts of the ESOP participants with undistributed account balances who are employed by Colonial Federal at the effective time of the Merger, and in proportion to their balances under the ESOP as of the end of the immediately previous plan year.

As a result of the foregoing, Colonial Federal’s executive officers and other active employee participants in the ESOP would receive a benefit in connection with the ESOP’s termination to the extent that the stock price of Company common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

Approvals Needed to Complete the Merger

In addition to the approval of the Merger Agreement by the shareholders of the Company, the members of 15 Beach, MHC (if required) and Hometown MHC’s corporators, completion of the Merger and the transactions contemplated by the Merger Agreement are subject to the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”) and the Massachusetts Division of Banks.

Federal Reserve. The MHC Merger, the Merger and the Bank Merger are subject to the approval of the FRB (1) pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with respect to the MHC Merger and the Merger, and (2) pursuant to Section 18(c)(2)(B) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the Bank Merger. The FRB takes into consideration a number of factors when acting on applications under Section 4 of the BHC Act and the Bank Merger Act. These factors include the effect of the applicable transaction on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and the combined organization’s future prospects. The FRB also considers the effectiveness of the combined organization in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FRB may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 4 of the BHC Act and the Bank Merger Act, the FRB also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the FRB must also take into account the record of performance of each of Colonial Federal and North Shore Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods. As part of the review process in merger transactions, the FRB may receive protests from community groups and others. In their most recent CRA performance evaluations, each of Colonial Federal and North Shore Bank received a “satisfactory” regulatory rating.

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the respective applications. The FRB takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities.

Hometown MHC and Hometown Financial have filed the required application with the FRB related to the MHC Merger and the Merger. North Shore Bank has filed the required application with the FRB relating to the Bank Merger.

Massachusetts Commissioner of Banks. Certain transactions contemplated by the Merger Agreement are subject to approval by the Massachusetts Commissioner of Banks, such as the approval of the Bank Merger pursuant to Massachusetts General Laws Chapter 167I, Section 3. In evaluating a merger application under this section, the Commissioner of Banks will review a proposed merger to determine whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the Commissioner will consider, at a minimum, a showing of net new benefits. Net new benefits may include, for example, initial capital investments, job creation plans, consumer and business services, and commitments to maintain and open branch offices within the continuing institution’s CRA assessment area.

Department of Justice. Pursuant to federal law, a period of 15 to 30 days must expire following approval by the FRB within which period the United States Department of Justice may file objections to the Merger under the federal anti-trust laws. While the parties to the Merger Agreement believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger. If such a challenge is made, the parties to the Merger Agreement cannot ensure a favorable result.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “The Merger Agreement—Conditions to Completing the Merger” and “The Merger Agreement—Other Provisions of the Merger Agreement—Terminating the Merger Agreement.” There can be no assurance as to if and when the requisite regulatory approvals will be obtained. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval that does not include review of the Merger from the standpoint of the adequacy of the consideration to be received by shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

Financing the Merger

The total amount of funds required to consummate the Merger is estimated to be approximately $43.8 million. The funds Hometown Financial will use to satisfy its obligations will be obtained from cash and cash equivalents on hand as of the effective time of the Merger. The Merger is not conditioned on any financing arrangements.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated in this proxy statement by reference. This summary may not contain all of the information about the Merger Agreement that is important to you. You should read the entire Merger Agreement carefully. It is the legal document that governs the Merger.

Except for the Merger Agreement’s status as a contractual document that establishes and governs the legal relations of the parties thereto with respect to the Merger and the other transactions contemplated thereby, we do not intend for its text to be a source of factual, business or operational information about the parties to the Merger Agreement. The representations, warranties and covenants made by the parties in the Merger Agreement are qualified and limited, including by information in the disclosure schedules referenced in the Merger Agreement that were delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material by our shareholders. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties should not be relied upon as statements of factual information. Company shareholders are not third-party beneficiaries under the Merger Agreement and, therefore, may not directly enforce or rely on its terms and conditions and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company.

Structure of the Merger

The Merger Agreement provides that 15 Beach, MHC will merge with Hometown MHC, with Hometown MHC as the surviving corporation (the “MHC Merger”). Following the MHC Merger, the Company will merge with Merger Sub, with the Company as the surviving entity (the “Merger”). Following the Merger, the Company will merge with and into Hometown Financial, with Hometown Financial as the surviving corporation (the “Second Step Merger”), and following the Second Step Merger, Colonial Federal will merge with and into North Shore Bank (the “Bank Merger”), with North Shore Bank as the surviving entity.

Closing of the Merger

The closing of the Merger will occur on a date no later than five business days following satisfaction or waiver (subject to applicable law) of all the conditions described in the Merger Agreement, or such other date to be specified by Hometown and the Company. The Merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

The Company and Hometown Financial expect to complete the Merger in the fourth calendar quarter of 2025. However, neither the Company nor Hometown Financial can guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Approvals Needed to Complete the Merger.”

Conditions to Completing the Merger

Among other conditions, the respective obligations of the Company and Hometown Financial to effect the Merger are subject to the satisfaction or waiver of the following conditions specified in the Merger Agreement:

•	approval of the Merger Agreement by the requisite vote of the Company’s shareholders, Hometown MHC’s corporators, and, if required, by 15 Beach, MHC’s members;

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all approvals, consents or waivers of any governmental entity required to permit consummation of the transactions contemplated by the Merger Agreement being obtained and remaining in full force and effect, and all statutory waiting periods having expired or been terminated;

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no party to the Merger Agreement being subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no governmental entity having instituted any proceeding to enjoin or prohibit the consummation of the Merger or any transactions contemplated by the Merger Agreement and no statute, rule or regulation being enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger;

•	each party to the Merger Agreement obtaining the consent or approval of each person (other than the governmental approvals or consents referenced above) whose consent or approval will be required;

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except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Hometown MHC or Hometown Financial (after giving effect to the consummation of the transactions contemplated by the Merger Agreement), the other party having performed in all material respects its obligations under the Merger Agreement and the other party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the closing date, subject to receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and

•	Colonial Federal having entered into the bank merger agreement.

In addition, the obligation of Hometown MHC, Hometown and Merger Sub to complete the Merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

•	since the date of the Merger Agreement, there will not have occurred any material adverse effect with respect to 15 Beach, MHC or the Company; and

•

none of the approvals, consents or waivers of any governmental entity required to permit consummation of the transactions contemplated by the agreement will contain any condition or requirement that would (1) prohibit or materially limit the ownership or operation by Hometown MHC or any of its subsidiaries of all or any material portion of the business or assets of the Company or its subsidiaries or Hometown MHC or its subsidiaries, (2) compel the Company or its subsidiaries or Hometown MHC or its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its subsidiaries or Hometown MHC or its subsidiaries, or (3) compel Hometown MHC or its subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (1)-(3) above could reasonably be expected to have a material adverse effect on the future operations by Hometown MHC and Hometown Financial of the combined businesses and operations of Hometown Financial’s subsidiaries and Colonial Federal, taken as a whole.

The obligation of the Company to complete the Merger is also conditioned on Hometown Financial having deposited the aggregate merger consideration with the paying agent at least one business day before closing and having caused North Shore Bank to execute and deliver the bank merger agreement.

Under the Merger Agreement, a material adverse effect for 15 Beach, MHC or Hometown Financial, together with their subsidiaries, respectively, means any fact, development, effect, circumstance, occurrence or change that individually or in the aggregate (1) is material and adverse to the business, properties, assets, liabilities, financial condition, results of operations or business of the Company or Hometown MHC, as the context may dictate, and its subsidiaries taken as a whole, or (2) does or would materially prevent, impair or threaten the ability of any of Hometown MHC, Hometown Financial, 15 Beach, MHC or the Company, as the context may dictate, to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by the Merger Agreement; provided, however, that the following (or the impact thereof) will be excluded when determining the existence of a material adverse effect:

•	changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by governmental entities;

•	changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates;

•	changes in generally accepted accounting principles or regulatory accounting principles generally applicable to financial institutions and their holding companies;

•	natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

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changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•

the imposition of tariffs or other domestic or international governmental policies, including, but not limited to, changes in government spending, the freezing of government funding or grants, or the shrinking of government workforce, except, with respect to clauses above, unless it uniquely affects any of the parties or their subsidiaries;

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the announcement of the Merger Agreement and the transactions contemplated hereby, and the effects of complying with the Merger Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties in consummating the transactions contemplated by the Merger Agreement; or

•	actions and omissions of a party (or any of a party’s subsidiaries) permitted or required to be taken under the Merger Agreement or taken with the prior written consent of the other party.

You can find the details of the conditions to the Merger in Article VI of the Merger Agreement and the definition of “Material Adverse Effect” located in Annex A. Neither party to the Merger Agreement can guarantee that all of these conditions will be satisfied or waived.

Other Provisions of the Merger Agreement

Although the completion of the Merger requires shareholder approval, many provisions of the Merger Agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of the Company.

Representations and Warranties. 15 Beach, MHC and its subsidiaries and Hometown MHC, Hometown Financial and its subsidiaries have made certain customary representations and warranties to each other in the Merger Agreement relating to each party’s business. The representations and warranties contained in the Merger Agreement were made only for the purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by confidential disclosure schedules shared between the parties. These representations and warranties may have been made to allocate risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Each of the Company and Hometown Financial has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	authority to execute and deliver the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger;

•	governmental filings and consents necessary to complete the Merger;

•	financial statements;

•	legal proceedings;

•	compliance with applicable laws;

•	the absence of regulatory actions; and

•	the accuracy of statements to be included in this proxy statement.

In addition, among other things, the Company has made other representations and warranties about itself to Hometown Financial as to the following, among other things:

•	subsidiaries;

•	capitalization;

•	the absence of undisclosed liabilities;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since January 1, 2022;

•	tax matters;

•	material contracts and commitments;

•	intellectual property;

•	labor and employee benefit and director matters;

•	real and personal property;

•	receipt by the Company’s board of directors of an opinion from the Company’s financial advisor;

•	broker or financial advisor fees;

•	environmental matters;

•	loan portfolio matters;

•	anti-takeover provisions;

•	material interests of certain persons;

•	bank owned life insurance;

•	insurance;

•	investment securities and derivatives;

•	corporate documents and records;

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compliance with the Community Reinvestment Act, orders issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control and applicable federal and state privacy laws and regulations;

•	internal controls;

•	allowance for loan losses matters;

•	information technology;

•	transactions with related parties; and

•	stock transfer records.

Hometown Financial also makes representations regarding the availability of funds to complete the Merger, employee benefit plans and regulatory capitalization. However, because the Merger is an all-cash transaction, the scope of Hometown Financial’s representations and warranties as the buyer are not as broad as that of the Company as the seller.

Cooperation and Conduct of Business.

Under the Merger Agreement, the Company has agreed that, other than as expressly contemplated or permitted by the Merger Agreement or required by law, regulation or any governmental entity during the period from the date of the Merger Agreement to the effective time of the Merger, the Company will not, nor will the Company permit any of its subsidiaries to, without the prior written consent of Hometown Financial, which consent will not be unreasonably withheld, delayed or conditioned:

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conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

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except for (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year, incur, modify, extend, prepay or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•	take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements;

•	other than in the regular, ordinary and usual course consistent with past practice, enter into any brokered certificates of deposit;

•	adjust, split, combine or reclassify any of the Company’s capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of restricted stock), in each case, in accordance with past practice and the terms of the applicable award agreements;

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grant any equity awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

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except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement: (1) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a subsidiary, or (2) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

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other than in the ordinary course of business consistent with past practice, make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

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except with respect to any existing employment or change in control agreement, enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum;

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make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (1) in conformity with existing lending practices in amounts not to exceed $75,000 if such loan is not fully secured or $2,000,000 if such loan is fully secured or (2) loans as to which the Company has a binding obligation to make as of the date of the Merger Agreement; provided, however, that neither the Company nor any of its subsidiaries will make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed $5,000,000; provided, further, that the Company may, and may permit any of its subsidiaries to, take those actions set forth in the Merger Agreement, if (a) the Company has delivered to Hometown Financial (i) a written notice of its intention to take such action and (ii) such additional information, if any, as Hometown will request in writing within three business days of Hometown having received the Company’s written notice, and (b) Hometown Financial will not have objected to such action within three business days following the delivery to Hometown Financial of (i) the written notice of intention and (ii) the information, if any, provided in writing in response to Hometown Financial’s request;

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make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of the Company or Colonial Federal, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of the Merger Agreement that comply with the requirements of Regulation O of the FRB;

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increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, except: (1) as may be required by law or pursuant to commitments existing on the date of the Merger Agreement under the Company employee plans; (2) increases in the ordinary course of business consistent with past practice, but in no event will any such pay increase exceed 5% in the aggregate for non-executive officer employee’s salary or hourly pay for fiscal year 2026; (3) for bonuses for fiscal 2025 performance in the ordinary course of business consistent with past practice and policies currently in effect; (4) all vacation, sick leave or personal leave accrued consistent with past practice that remains unused immediately prior to the effective time of the Merger; and (5) accrued earned time off;

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become a party to, amend, modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

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elect to any executive office any person who is not a member of its executive officer team as of the date of the Merger Agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the Merger Agreement;

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commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (1) involving payment by it of money damages in excess of $50,000 or (2) that would impose any material restriction on its operations or the operations of any of its subsidiaries;

•	amend its or its subsidiaries’ charter or bylaws, or similar governing documents;

•	increase or decrease the rate of interest paid on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

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other than U.S. government and U.S. government agency securities with final maturities less than one year and mortgage-backed securities with final maturities less than fifteen years, purchase any debt security;

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make any capital expenditures other than pursuant to binding commitments existing on the date of the Merger Agreement, in amounts not to exceed $25,000 each and $100,000 in the aggregate and expenditures necessary to maintain existing assets in good repair;

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establish or commit to the establishment of, or file any application with respect to the establishment of, any new branch or other office facilities or automated teller machine or file any application to relocate or terminate the operation of any banking office or automated teller machine;

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except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest; provided, however, that the Company is permitted to enter forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments;

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make any changes in policies in existence on the date of the Merger Agreement with regard to the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a governmental entity;

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except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby (1) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Hometown Financial and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Hometown Financial (which will not be unreasonably withheld, conditioned or delayed) or (2) issue any communication of a general nature to customers without the prior approval of Hometown Financial (which will not be unreasonably withheld, conditioned or delayed);

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foreclose upon or take a deed or title to any commercial real estate (1) without conducting a Phase I environmental assessment of the property, and (2) if the Phase I environmental assessment referred to in the prior clause identifies any “recognized environmental condition” (as such term is defined in Phase I environmental assessments);

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change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

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take any action that is intended or expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time before the effective time, or in any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; and

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited above.

Agreement Not to Solicit Other Proposals. Between the signing of the Merger Agreement and the completion of the Merger, the Company has agreed not to, and the Company will use its reasonable best efforts to, cause its subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative retained by the Company or any of its subsidiaries not to, directly or indirectly:

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solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal;

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furnish any information or data regarding the Company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal;

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continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Hometown Financial) other than to inform such person of the terms of its non-solicitation obligations, regarding an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

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enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any acquisition proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement.

Despite the agreement of the Company not to solicit other acquisition proposals, the Company may, at any time before shareholder approval of the Merger, participate in discussions or negotiations regarding an acquisition proposal or furnish, or otherwise afford access to non-public information with respect to the Company or otherwise relating to an acquisition proposal with a third party who makes an unsolicited proposal, provided that, among other things:

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our board of directors determines, in good faith, after consultation with and considering the advice of the Company’s legal counsel and, with respect to financial matters, its financial advisor, the acquisition proposal constitutes or could reasonably be likely to result in a superior proposal, as set forth in the Merger Agreement;

•	the Company has not otherwise breached its covenants not to solicit acquisition proposals as set forth in the Merger Agreement;

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our board of directors concludes, in good faith, after considering the advice of our outside counsel, that taking such action would be required in order for the Company’s directors to comply with their fiduciary duties to the Company’s shareholders under applicable law;

•	provides written notice of the identity of such person to Hometown Financial; and

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the Company has first obtained a confidentiality agreement from the soliciting party on terms no more favorable in the aggregate to such soliciting party than those in the confidentiality agreement between the Company and Hometown Financial.

Under the Merger Agreement, a “superior proposal” means an unsolicited, bona fide written offer or proposal made by a third party (on its most recently amended or modified terms) to consummate an acquisition proposal that the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (1) involves consideration to the Company shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to the Merger Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the Merger Agreement, and which proposal is not conditioned on obtaining financing, and (2) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

Employee Matters. Hometown Financial will offer employment to all employees of Colonial Federal who remain employed at the effective time of the Merger. After the Merger, Hometown Financial agrees to provide continuing Colonial Federal employees with base compensation and bonus opportunities that are substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of Hometown.

An employee of Colonial (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) who is not hired by Hometown Financial or whose employment is involuntarily terminated by Hometown Financial within nine months following the Merger, for a reason other than for “cause” as determined by Hometown Financial, will, subject to the execution and non-revocation of a release agreement in a form reasonably determined by Hometown Financial, be entitled to receive a lump sum cash severance payment equal to two weeks’ severance for each year of continuous service, subject to a minimum of eight weeks and a maximum of 52 weeks of severance.

North Shore Bank will provide to Colonial Federal employees benefits no less favorable than those afforded to other employees of North Shore Bank in similar positions and participation in each North Shore Bank plan of general applicability to the same extent as similarly situated employees. North Shore Bank will cause its benefit plans to recognize, for purposes of determining eligibility and vesting of benefits (but not for benefit accrual or amount of benefits), the services of Colonial Federal employees to the same extent as such service was credited by Colonial Federal. Hometown Financial has sole discretion on whether to terminate, merge or continue any benefit plans or programs of 15 Beach, MHC or its subsidiaries.

With respect to any employee benefit plans of Hometown Financial or its subsidiaries in which any continuing employee becomes eligible to participate on or after the effective time of the Merger (the “new plans”), Hometown Financial has agreed to use commercially reasonable efforts to:

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cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under the new plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company employee plan;

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provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent before the effective time of the Merger under a Company employee plan (to the same extent that such credit was given under the analogous Company employee plan before the effective time of the Merger) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan; and

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provide each continuing employee with service credit for eligibility and vesting purposes under any new plan in which continuing employees are eligible to participate for all periods of employment with the Company or any of its subsidiaries prior to the effective time of the Merger, provided that such service recognition will not apply to the extent it would result in duplication of benefits for the same period of service.

Retention Bonus Pool. Under the Merger Agreement, Hometown Financial and the Company may establish a retention pool to induce retention of employees of the Company and Colonial Federal. Allocation of any retention bonuses will be jointly determined by the chief executive officers of Hometown and the Company. Neither party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined.

Indemnification and Insurance. Hometown Financial has agreed to indemnify and hold harmless each current and former director, officer or employee of 15 Beach, MHC or its subsidiaries for six years after the effective time of the Merger for claims arising from their position with 15 Beach, MHC or its subsidiaries or their service to 15 Beach, MHC and its subsidiaries, to the fullest extent set forth in the Company’s charter and bylaws on the date of the Merger Agreement or under applicable law. Hometown Financial will also maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of the Company’s directors and officers for six years following consummation of the Merger, subject to certain limitations on the amount of premiums to be paid.

Terminating the Merger Agreement. The Company and Hometown Financial may mutually agree at any time to terminate the Merger Agreement, even if our shareholders have approved the Merger Agreement. In addition, either we or Hometown Financial may decide, without the consent of the other, to terminate the Merger Agreement if:

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the Company’s shareholders, 15 Beach, MHC’s members (if required), or Hometown Financial’s corporators fail to approve the Merger Agreement, provided that each party can only terminate under this section it has fulfilled its obligations related to calling and holding the special meetings of shareholders, members or corporators;

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if either a required regulatory approval (A) is denied and such denial is final and non-appealable, or (B) contains a condition or requirement that materially reduce the benefits to either Hometown Financial or the Company from consummating the Merger;

•	if the Merger is not consummated by March 31, 2026 (unless the failure to consummate is due to the action or failure to act by the party seeking to terminate the Merger Agreement); or

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there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement such that certain conditions to closing of the Merger cannot be met, which breach cannot be cured, or has not been cured within 30 days after giving written notice to such party of the breach; provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement.

We may also terminate the Merger Agreement to enter into an agreement with respect to a superior acquisition proposal, but only if, among other things, we have complied with our obligation not to solicit competing proposals and have paid to Hometown Financial the required fee of $1,550,000. See “—Termination Fee” below.

Hometown Financial may also terminate the Merger Agreement if the Company does not comply with its non-solicitation requirements, does not recommend approval of the Merger Agreement, or changes its recommendation to the Company shareholders regarding the Merger, or it or 15 Beach, MHC breach their obligations to call meetings of their shareholders or members, as required.

Termination Fee. Under certain circumstances, we may be required to pay Hometown Financial a termination fee of $1,550,000. Specifically, the Company must pay the termination fee to Hometown Financial if the Merger Agreement is terminated by Hometown Financial under the following circumstances:

•	the Company terminates the Merger Agreement to enter into an agreement with respect to a superior proposal;

•

Hometown Financial terminates the Merger Agreement because (1) the Company has breached its non-solicitation obligations with respect to third-party proposals or holding the Company’s shareholder meeting or 15 Beach, MHC’s member meeting, or (2) the Company’s board of directors does not recommend approval of the Merger Agreement to its shareholders at the Company’s shareholder meeting or 15 Beach, MHC’s member meeting, or withdraws, modifies or amends its recommendation to approve the Merger Agreement; or

•

Hometown Financial or the Company terminates the Merger Agreement because (a) the Company’s shareholders or 15 Beach, MHC’s members do not approve the Merger Agreement or (b) Colonial is in material breach of its representations, warranties, covenants or agreements and the breach has not been cured within 30 days, and the breach giving rise to such termination was knowing or intentional and

•	at the time of termination, Hometown Financial is not in material breach of any representation, warranty or material covenant;

•	a third-party acquisition proposal is publicly announced, disclosed or communicated and not withdrawn at least two business days before the Company’s shareholder meeting; and

•	within 12 months of such termination the Company consummates or enters into any acquisition proposal.

Expenses. Except as otherwise provided in the Merger Agreement, the Company and Hometown Financial will pay their own costs and expenses incurred in connection with the Merger, whether or not the Merger is completed.

Changing the Terms of the Merger Agreement. Before the effective time of the Merger, the Company and Hometown Financial may agree to waive any provision of the Merger Agreement to the extent the provisions being waived are in the waiving party’s benefit. The Merger Agreement may be amended by written agreement signed by each of the parties.

PROPOSAL 2:

ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the Merger Agreement and the Merger by the time of the special meeting. In that event, we would need to adjourn the special meeting to solicit additional proxies. The Adjournment Proposal relates only to an adjournment of the special meeting to solicit additional proxies to obtain the requisite shareholder approval to approve the Merger Agreement and the Merger. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The Company’s board of directors recommends that you vote “FOR” the Adjournment Proposal so that proxies may be used for the purpose described above, should it become necessary.

Properly executed proxies will be voted “FOR” the Adjournment Proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned to solicit additional proxies to approve the Merger Agreement and the Merger, we are not required to give notice of the time and place of the adjourned meeting (other than announcement at the special meeting) unless the meeting is adjourned for more than thirty days.

The Adjournment Proposal relates only to an adjournment of the special meeting occurring to solicit additional proxies for the proposal to approve of the Merger Agreement and the Merger if there are insufficient votes to approve that proposal. The Company’s board of directors retains full authority to the extent set forth in our bylaws to postpone the special meeting before it is convened, without the consent of any of our shareholders.

STOCK OWNERSHIP

The following table provides information as of August 8, 2025 about the beneficial owners known to the Company that own more than 5% of our outstanding common stock and the shares of common stock beneficially owned by each director, by certain named executive officers and by all directors and executive officers as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his or her shares.

	Number of Shares Owned(1)(2)		Percent of Common Stock Outstanding(3)
15 Beach, MHC	3,586,903		54.2%
15 Beach Street
Quincy, MA 02170
Directors:
Paul N. Baharian	30,600		*
Robert Guarnieri	24,100	(4)	*
Edward J. Keohane	26,600	(5)	*
Stephen D. Marini	26,600	(6)	*
Michael E. McFarland	76,814	(7)	*
James M. O’Leary, Jr.	26,600	(8)	*
Tracy L. Wilson	16,800	(9)	*
Named Executive Officers Who Are Not Directors:
Kemal A. Denizkurt	23,291	(10)	*
Susan J. Shea	53,770	(11)	*
All directors and executive officers as a group (12 persons)	381,868		5.8%

*	Less than 1%.
(1)

Includes unvested shares of restricted stock as follows: Messrs. Baharian, Guarnieri, Keohane, Marini, O’Leary and Denizkurt and Ms. Wilson – 3,600 shares; Mr. McFarland –14,400 shares; and Ms. Shea – 10,800 shares.

(2)

Includes shares subject to stock options exercisable within 60 days of August 8, 2025 as follows: Messrs. Baharian, Guarnieri, Keohane, Marini, O’Leary and Denizkurt and Ms. Wilson – 5,600 shares each; Mr. McFarland – 25,600 shares; and Ms. Shea – 19,200 shares.

(3)	Based on 6,548,575 shares outstanding as of August 8, 2025 and the number of stock options exercisable within 60 days of August 8, 2025.
(4)	Includes 2,500 shares held by his spouse.
(5)	Includes 5,000 shares held by his spouse’s trust.
(6)	Includes 5,000 shares held by his spouse.
(7)	Includes 5,000 shares held by his spouse and 4,215 shares held through the ESOP.
(8)	Includes 5,000 shares held by his spouse.
(9)	Includes 100 shares held by her child and 100 shares held by her spouse for the benefit of a child.
(10)	Includes 2,390 shares held through the ESOP.
(11)	Includes 2,500 shares held by her spouse and 3,147 shares held through the ESOP.

THE VOTING AGREEMENTS

In connection with the Merger Agreement, 15 Beach, MHC and each of the Company’s directors and executive officers entered into voting agreements with Hometown Financial. As of the record date, there were 281,068 shares of Company common stock subject to the voting agreements (excluding the shares of common stock held by 15 Beach, MHC), which represents approximately 4.3% of the outstanding Company common stock and 9.5% of the outstanding shares of Company common stock held by persons other than 15 Beach, MHC.

Under the voting agreements, each of these shareholders has agreed to vote all of his or her shares of Company common stock (including any shares acquired after the date of the voting agreement, whether by the purchase in the open market, privately or otherwise):

•	in favor of the approval of the Merger Agreement and the approval of the transactions contemplated in the Merger Agreement, including the Merger;

•	in favor of any proposal to adjourn or postpone the Company shareholder meeting to a later date if there are not sufficient votes to approve the Merger Agreement;

•	against any action or proposal in favor of any acquisition proposal;

•

against any action or agreement that would reasonably be likely to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the shareholder contained in the voting agreement, or that would prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and

Additionally, each of the shareholders also agreed not to:

•	enter into any other voting agreement or voting trust while the voting agreement is in effect with respect to the voting securities;

•	grant a proxy, consent or power of attorney with respect to the voting securities except by reason of the voting agreement or for ordinary course proposals at an annual meeting; or

•	enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements in the voting agreement.

Furthermore, except under limited circumstances, these shareholders also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Company common stock while the voting agreement is in effect. The voting agreements terminate immediately upon the earlier of the termination of the Merger Agreement, or the approval of the Merger Agreement at the Company shareholder meeting.

SHAREHOLDER PROPOSALS

The Company held its 2024 annual meeting of shareholders on November 21, 2024. The Company does not intend to hold a 2025 annual meeting of shareholders if the Merger is completed as currently expected. If the Merger is not completed within the expected timeframe or at all, the Company may hold an annual meeting of shareholders in 2025 (the “2025 Annual Meeting”).

The Company must receive proposals that shareholders seek to include in the proxy statement for the 2025 Annual Meeting no later than June 17, 2025. If the 2025 Annual Meeting is held on a date that is more than 30 calendar days from November 21, 2025, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Under Securities and Exchange Commission Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the 2025 Annual Meeting must give the Company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. This deadline is September 22, 2025.

Our bylaws provide that, for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice to the Corporate Secretary not less than five days before the date of the annual meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 20, 2025

BY AND AMONG

HOMETOWN FINANCIAL GROUP, MHC,

HOMETOWN FINANCIAL GROUP, INC.,

HOMETOWN FINANCIAL ACQUISITION CORP. II,

15 BEACH, MHC

AND

CFSB BANCORP, INC.

Page Nos.
Introductory Statement		A-1

ARTICLE I - DEFINITIONS		A-1

ARTICLE II - THE MERGER		A-6
2.1	The MHC Merger	A-6
2.2	The Merger	A-6
2.3	Closing	A-7
2.4	Effective Time	A-7
2.5	Effects of the Mergers	A-7
2.6	Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards	A-7
2.7	Payment Procedures	A-8
2.8	Effect on Outstanding Shares of Merger Sub Common Stock	A-10
2.9	Charter and Bylaws of Surviving Corporation	A-10
2.10	Directors and Officers of Surviving Corporation	A-10
2.11	The Second Step Merger	A-10
2.12	The Bank Merger	A-10
2.13	Alternative Structure	A-10
2.14	Absence of Control	A-10

ARTICLE III - REPRESENTATIONS AND WARRANTIES		A-11
3.1	Disclosure Letters; Standard	A-11
3.2	Representations and Warranties of 15 Beach and the Company	A-11
3.3	Representations and Warranties of MHC, Parent and Merger Sub	A-28

ARTICLE IV - CONDUCT PENDING THE MERGER		A-32
4.1	Forbearances by the Company	A-32
4.2	Forbearances by MHC and Parent	A-35

ARTICLE V - COVENANTS		A-36
5.1	Acquisition Proposals	A-36
5.2	Advise of Changes	A-37
5.3	Access and Information	A-37
5.4	Applications; Consents	A-38
5.5	Anti-takeover Provisions	A-39
5.6	Additional Agreements	A-39
5.7	Publicity	A-39
5.8	Shareholder Meeting	A-39
5.9	Proxy Statement	A-40
5.10	Corporator Meeting	A-41
5.11	Member Meeting	A-41
5.12	Notification of Certain Matters	A-41
5.13	Employee Benefit Matters	A-42
5.14	Indemnification	A-44
5.15	Director Appointments	A-45
5.16	Charitable Foundation	A-45
5.17	Rule 16b-3	A-45
5.18	Exchange Act Deregistration	A-45
5.19	ESOP Matters	A-46
5.20	Disclosure Supplements	A-46
5.21	Shareholder Litigation	A-46

A-i

ARTICLE VI - CONDITIONS TO CONSUMMATION		A-46
6.1	Conditions to Each Party’s Obligations	A-46
6.2	Conditions to the Obligations of MHC, Parent and Merger Sub	A-47
6.3	Conditions to the Obligations of 15 Beach and the Company	A-48

ARTICLE VII - TERMINATION		A-48
7.1	Termination	A-48
7.2	Termination Fee	A-49
7.3	Effect of Termination	A-50

ARTICLE VIII - CERTAIN OTHER MATTERS		A-50
8.1	Interpretation	A-50
8.2	Survival	A-50
8.3	Waiver; Amendment	A-50
8.4	Counterparts	A-50
8.5	Governing Law; Consent to Jurisdiction	A-50
8.6	Expenses	A-51
8.7	Notices	A-51
8.8	Entire Agreement; No Third Party Beneficiaries	A-52
8.9	Successors and Assigns; Assignment	A-52
8.10	Severability	A-52
8.11	Specific Performance	A-52
8.12	Confidentiality	A-52

EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Bank Merger Agreement

Exhibit C	Form of Restrictive Covenant Agreement with President and Chief Executive Officer

Exhibit D	Form of Consulting Agreement with Chief Operating Officer and Treasurer

Exhibit E	Form of Settlement Agreement

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 20th day of May, 2025 (this “Agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company (“MHC”), Hometown Financial Group, Inc., a Massachusetts corporation (“Parent”), Hometown Financial Acquisition Corp. II, a Massachusetts corporation (the “Merger Sub”) and wholly-owned subsidiary of Parent, 15 Beach, MHC, a federal mutual holding company (“15 Beach”), and CFSB Bancorp, Inc., a federal corporation (the “Company”). Each of MHC, Parent, Merger Sub, 15 Beach and the Company is sometimes individually referred to herein as a “Party,” and MHC, Parent, Merger Sub, 15 Beach and the Company are collectively sometimes referred to as the “Parties.”

Introductory Statement

The board of trustees of MHC and the respective boards of directors of Parent, Merger Sub, 15 Beach and the Company each has unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective corporations, constituencies, communities, corporators, shareholders and members, as the case may be.

MHC, Parent, Merger Sub, 15 Beach and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to MHC’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, each director and executive officer of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Company Common Stock subject to such agreement in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Acquisition Proposal” means any inquiry or offer (other than the transactions contemplated hereunder), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the Company’s consolidated assets in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (d) any issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of any class of outstanding securities of the Company or any of its Subsidiaries; (e) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or

(f) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Agreement” means this Agreement and the exhibits and schedules hereto, as amended, modified or amended and restated from time to time in accordance with its terms.

“Articles of Merger” shall have the meaning given to that term in Section 2.4(b).

“BOLI” shall have the meaning given to that term in Section 3.2(z).

“Burdensome Condition” shall have the meaning given to that term in Section 6.2(e).

“Business Day” means any day other than a Saturday, Sunday, federal holiday or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Certificate(s)” means certificates or book entry shares evidencing shares of Company Common Stock held by its shareholders.

“Change of Recommendation” shall have the meaning given to that term in Section 5.8(d).

“Closing” shall have the meaning given to that term in Section 2.3.

“Closing Date” shall have the meaning given to that term in Section 2.3.

“Commissioner” means the Commissioner of Banks of the Commonwealth of Massachusetts.

“Company” shall have the meaning given to that term in the preamble.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” shall have the meaning given to that term in Section 3.2(o)(i).

“Company Employee Plans” shall have the meaning given to that term in Section 3.2(r)(i).

“Company Equity Awards” shall collectively mean the Company Stock Options and the Company RSAs.

“Company Pension Plan” shall have the meaning given to the term in Section 3.2(r)(v).

“Company Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(vi).

“Company Recommendation” shall have the meaning given to that term in Section 5.8(a).

“Company’s Reports” shall have the meaning given to that term in Section 3.2(g)(i).

“Company RSA” shall have the meaning given to that term in Section 2.6(d).

“Company Stock Option” shall have the meaning given to that term in Section 2.6(c).

“Company Stock Plan” shall have the meaning given to that term in Section 2.6(c).

“Confidentiality Agreement” shall have the meaning given to that term in Section 8.12.

“Continuing Employee” shall have the meaning given to that term in Section 5.13(a).

“Corporator” means a corporator of MHC or the Surviving MHC, as the case may be.

“CRA” means the Community Reinvestment Act.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1(a).

“Effective Time” shall have the meaning given to that term in Section 2.4(b).

“Environmental Law” means any applicable federal, state or local law, regulation, order, decree, permit, authorization, or common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (as such relate to exposure to Hazardous Material), or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Material or (c) noise, odor, wetlands, employee exposure to Hazardous Material, pollution, contamination or any injury to persons or property in connection with any exposure to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“ESOP” shall mean the Colonial Federal Savings Bank Employee Stock Ownership Plan.

“ESOP Loan” shall have the meaning given to that term in Section 3.2(r)(xi).

“ESOP Termination Date” shall have the meaning given to that term in Section 5.19.

“Exchange Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means the FDIC, FRB, MDOB, OCC, SEC and any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health and safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Indemnified Party” shall have the meaning given to that term in Section 5.14(a).

“Insurance Amount” shall have the meaning given to that term in Section 5.14(c).

“Intellectual Property” shall have the meaning given to that term in Section 3.2(p).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of one or more of (i) in the case of 15 Beach or Company, the individuals listed in Section 1 of the Company Disclosure Letter or (ii) in the case of MHC or Parent, the individuals listed in Section 1 of the Parent Disclosure Letter.

“Letter of Transmittal” shall have the meaning given to that term in Section 2.7(a).

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Massachusetts Articles of Merger” shall have the meaning given to that term in Section 2.11.

“Material Adverse Effect” means any fact, development, effect, circumstance, occurrence or change that individually or in the aggregate (a) is material and adverse to the business, properties, assets, liabilities, financial condition, results of operations or business of 15 Beach or MHC, as the context may dictate, and its Subsidiaries taken as a whole, or (b) does or would materially prevent, impair or threaten the ability of any of MHC, Parent, 15 Beach or the Company, as the context may dictate, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that the following (or the impact thereof) shall be excluded when determining the existence of a Material Adverse Effect: (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by Governmental Entities; (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates; (iii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (iv) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) permitted or required to be taken under this Agreement or taken with the prior written consent of the other Party; (v) the announcement of this Agreement and the transactions contemplated hereby, and the effects of complying with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; (vi) natural disasters or other force majeure events or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic); (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (viii) the imposition of tariffs or other domestic or international governmental policies, including, but not limited to, changes in government spending, the freezing of government funding or grants, or the shrinking of government workforce, except, with respect to clauses (i), (ii), (iii), (vi), (vii) or (viii), unless it uniquely affects any of the Parties or their Subsidiaries.

“MBCA” means the Massachusetts Business Corporation Act.

“MDOB” means the Massachusetts Division of Banks.

“Merger” shall have the meaning given to that term in Section 2.2.

“Merger Consideration” shall have the meaning given to that term in Section 2.6(a).

“Merger Sub” shall have the meaning given to that term in the preamble.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“MHC” shall have the meaning given to that term in the preamble.

“MHC Articles of Merger” shall have the meaning given to that term in Section 2.4(a).

“MHC Effective Time” shall have the meaning given to that term in Section 2.4(a).

“MHC Merger” shall have the meaning given to that term in Section 2.1.

“MHPF” means the Massachusetts Housing Partnership Fund.

“New Plans” shall have the meaning given to that term in Section 5.13(e).

“Notice of Superior Proposal” shall have the meaning given to that term in Section 5.8(d).

“OCC” means the Office of the Comptroller of the Currency.

“Parent” shall have the meaning given to that term in the preamble.

“Parent Banks” shall mean bankESB, bankHometown and North Shore Bank, the wholly owned depository institution subsidiaries of Parent.

“Participation Facility” means any facility in which the applicable Party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Party” and “Parties” have the meanings given to those terms in the preamble.

“Paying Agent” shall have the meaning given to that term in Section 2.7(c).

“Permitted Liens” shall have the meaning given to that term in Section 3.2(s).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proxy Statement” shall have the meaning given to that term in Section 5.9(a).

“Sarbanes-Oxley Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“SEC” shall have the meaning given to that term in Section 3.2(f).

“Second Effective Time” shall have the meaning given to that term in Section 2.11.

“Second Step Merger” shall have the meaning given to that term in Section 2.11.

“SEC Reports” shall have the meaning given to that term in Section 3.2(g)(ii).

“Securities Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“Shareholder Meeting” shall have the meaning given to that term in Section 5.8(a).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which 15 Beach, the Company, MHC or Parent, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party (on its most recently amended or modified terms, if amended or modified) to consummate an Acquisition Proposal (with all of the percentages included in the Acquisition Proposal increased to 50%) that the Company’s board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, would, if consummated, result in a transaction that (A) involves consideration to the Company shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing, and (B) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Suspense Shares” shall mean shares of Company Common Stock allocated to the suspense account pursuant to the ESOP.

“Surviving Corporation” shall have the meaning given to that term in Section 2.2.

“Surviving MHC” shall have the meaning given to that term in Section 2.1.

“Taxes” shall mean any federal, state, local, foreign or provincial income, gross receipts, real and personal property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, environmental, windfall profit, estimated, real property transfer and gains, or any other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Fee” shall mean $1,550,000.

“Trust” shall have the meaning given to that term in Section 3.2(r)(xi).

“Trustee” shall have the meaning given to that term in Section 3.2(r)(xi).

ARTICLE II

THE MERGER

2.1 The MHC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MBCA and federal law, 15 Beach shall merge with and into MHC (the “MHC Merger”) at the MHC Effective Time. At the MHC Effective Time, the separate corporate existence of 15 Beach shall cease and MHC shall be the surviving corporation in the MHC Merger (hereinafter sometimes referred to in such capacity as the “Surviving MHC”) and shall continue to be governed by the MBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the MHC Merger.

2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MBCA and federal law, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the

Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and shall continue to be governed by federal law and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.3 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that shall take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents, or, at the option of Parent, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, N.W., Washington, D.C. 20015, on a date to be specified by the parties, which shall be no later than five (5) Business Days following satisfaction or waiver (subject to applicable law) of all the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) (such date being referred to herein as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Parties hereto.

2.4 Effective Time.

(a) MHC Merger. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, MHC and 15 Beach shall duly execute and deliver articles of merger relating to the MHC Merger (the “MHC Articles of Merger”) with the Commissioner for filing pursuant to the MBCA. The MHC Merger shall become effective at such time as the MHC Articles of Merger are duly filed with Commissioner or at such later date or time as Parent and the Company agree and specify in the MHC Articles of Merger (the date and time the Merger becomes effective being the “MHC Effective Time”).

(b) Merger. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, Merger Sub and the Company shall duly execute and deliver articles of merger relating to the Merger (the “Articles of Merger”) to the Secretary of State of the Commonwealth of Massachusetts for filing pursuant to the MBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with Secretary of State of the Commonwealth of Massachusetts or at such later date or time as Parent and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.5 Effects of the Mergers.

(a) MHC Merger. At and after the MHC Effective Time, the MHC Merger shall have the effects set forth in the applicable provisions of the MBCA and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the MHC Effective Time, MHC shall possess all of the properties, rights, privileges, powers and franchises of 15 Beach and be subject to all of the debts, liabilities and obligations of 15 Beach.

(b) Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub and be subject to all of the debts, liabilities and obligations of Merger Sub.

2.6 Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards.

(a) By virtue of the Merger, automatically and without any action on the part of MHC, Parent, Merger Sub, 15 Beach, the Company or any shareholder of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.6(b), shall become and be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”).

(b) As of the Effective Time, each share of Company Common Stock, if any, held, directly or indirectly, by MHC, Parent, 15 Beach or the Company (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and any Suspense Shares remitted to the Company prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 5.19, shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) At the Effective Time, each option to purchase shares of Company Common Stock under the CFSB Bancorp, Inc. 2023 Equity Incentive Plan (the “Company Stock Plan”) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, shall, automatically be cancelled and converted into the right to receive from Parent (or the Company, as directed by Parent) an amount in cash, without interest, equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; provided, however, that there shall be withheld from such cash payment any applicable Taxes required to be withheld by applicable law with respect to such payment. For the avoidance of doubt, Company Stock Options for which the applicable per-share exercise price exceeds the Merger Consideration shall be cancelled as of the Effective Time for no consideration.

(d) At the Effective Time, any vesting restrictions on each outstanding restricted stock award (a “Company RSA”) under the Company Stock Plan shall automatically lapse and such awards shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.6. The Company shall withhold any Taxes required to be withheld by applicable law as a result of this Section 2.6(d).

2.7 Payment Procedures.

(a) Customary transmittal materials (“Letter of Transmittal”) in a form satisfactory to Parent and the Company shall be mailed as soon as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, to each holder of record of Company Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if, in the case of holders of certificated shares of Company Common Stock, the completed Letter of Transmittal is accompanied by one or more Certificates (or customary affidavits and, if required pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(c) Prior to the Closing, Parent shall deposit, or cause to be deposited, with a bank, trust company, transfer agent and registrar or other similar entity selected by Parent and consented to by the Company, whose consent shall not unreasonably be withheld, which shall act as paying agent (the “Paying Agent”) for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.7 an amount of cash sufficient to pay the aggregate Merger Consideration.

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Parent may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the

Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.6. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall distribute the Merger Consideration as provided herein. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Paying Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be repaid by the Paying Agent to Parent upon the written request of Parent. After such request is made, any shareholders of the Company who have not theretofore complied with this Section 2.7 shall look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds, as determined pursuant to Section 2.6, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent and the Paying Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.6.

(i) The Paying Agent or Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Paying Agent or Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Paying Agent or Parent.

2.8 Effect on Outstanding Shares of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

2.9 Charter and Bylaws of Surviving Corporation and the Surviving MHC. The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Articles of Organization of the MHC, as in effect immediately prior to the MHC Effective Time, shall be the Articles of Organization of the Surviving MHC, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the MHC, as in effect immediately prior to the MHC Effective Time, shall be the Bylaws of the Surviving MHC, until thereafter amended as provided therein and in accordance with applicable law.

2.10 Directors and Officers of Surviving Corporation and the Surviving MHC. The directors and officers of Merger Sub immediately prior to the Effective Time shall be all of the directors and officers of the Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Surviving Corporation. The trustees, corporators and officers of MHC immediately prior to the MHC Merger Effective Time shall be all of the trustees, corporators and officers of the Surviving MHC, each of whom shall serve in accordance with the Articles of Organization and Bylaws of the Surviving MHC.

2.11 The Second Step Merger. Immediately following the Effective Time, in accordance with the MBCA and federal law, Parent shall cause the Surviving Corporation to be merged with and into Parent (the “Second Step Merger”), with Parent surviving the Second Step Merger and continuing its corporate existence under its Articles of Organization, Bylaws and the laws of the Commonwealth of Massachusetts and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Second Step Merger, and the separate corporate existence of the Surviving Corporation shall cease as of the Second Effective Time. In furtherance of the foregoing, Parent shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, in accordance with the MBCA, articles of merger (the “Massachusetts Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Massachusetts Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the MBCA.

2.12 The Bank Merger. Immediately following the Second Step Merger, Colonial Federal Savings Bank shall merge with and into North Shore Bank, with North Shore Bank as the surviving entity pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. Subject to Section 5.15 herein, the directors and officers of North Shore Bank immediately prior to the Effective Date shall be the directors and officers of the surviving entity.

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the Parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (a) alter or change the amount or kind of the Merger Consideration, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) require submission to the Company’s shareholders or 15 Beach’s members after receipt of the requisite approval. If Parent elects to make such a revision, the Parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the Parties hereto that MHC, Parent and Merger Sub by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, 15 Beach or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.

(a) Prior to the execution and delivery of this Agreement, Parent and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of 15 Beach, the Company or MHC and Parent contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c), 3.2(j)(i), 3.2(u) and 3.3(i), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(x), 3.3(a), 3.3(b), and 3.3(c)(i) and (ii), which shall be true in all material respects) will be deemed untrue or incorrect, and no Party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company, MHC or Parent, as the case may be (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of 15 Beach and the Company. Each of 15 Beach and the Company represents and warrants to MHC and Parent that, except as disclosed in the Company’s Disclosure Letter:

(a) Organization and Qualification. Each of 15 Beach and the Company is a corporation duly organized, validly existing and in good standing under the laws of the United States of America and is registered with the FRB as a savings and holding company. Each of 15 Beach and the Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of 15 Beach and the Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. Each of 15 Beach and the Company engages only in activities (and holds properties only of the types) permitted for savings and holding companies under the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations of the FRB promulgated thereunder.

(b) Subsidiaries.

(i) Section 3.2(b) of the Company’s Disclosure Letter sets forth each of the Company’s direct and indirect Subsidiaries’ name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. Except as set forth in Section 3.2(b) of the Company’s Disclosure Letter, the Company owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies.

(ii) Each of the Company’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii) The outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Colonial Federal Savings Bank is a federally-chartered savings bank. No Subsidiary of the Company other than Colonial Federal Savings Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Colonial Federal Savings Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Colonial Federal Savings Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. Colonial Federal Savings Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) 15 Beach is a mutual holding company that is not authorized to issue capital stock and that has no shares of capital stock outstanding. 15 Beach does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any shares of common stock, preferred stock or any other equity security of 15 Beach or of any Subsidiary of 15 Beach or any securities convertible into, exchangeable for or representing the right to subscribe to, purchase or otherwise receive any shares of common stock, preferred stock or any other equity security of 15 Beach or of any Subsidiary of 15 Beach or obligating 15 Beach to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other agreements at any time now or in the future.

(ii) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, no par value per share. As of the date hereof, there are (A) 6,548,575 shares of Company Common Stock issued and outstanding, which include 3,586,903 shares held by 15 Beach and 66,600 unvested shares of Company RSAs, (B) no shares of preferred stock issued and outstanding, and (C) 273,000 outstanding Company Stock Options. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. No trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Except as set forth in Section 3.2(c) of the Company’s Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the ESOP and the Colonial Federal Savings Bank Foundation, Inc., the Company and its Subsidiaries are not a party to any voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(iii) Set forth in Section 3.2(c) of the Company’s Disclosure Letter are: (A) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of expiration, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options; and (B) a complete and accurate list of all outstanding Company RSAs, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(d) Authority. Each of 15 Beach and the Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, subject to the consents, approval and filings set forth in Section 3.2(f), and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of each of 15 Beach’s board of directors and the Company’s board of directors, and no other corporate proceedings on the part of 15 Beach or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, excluding the shares held by 15 Beach and (ii) if required by the FRB, the affirmative vote of the majority of the members of 15 Beach. The Company’s board of directors has determined that this Agreement is advisable and (A) has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the shareholders adopt this Agreement and (B) if required by the FRB, has directed that this Agreement be submitted to 15 Beach’s members for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the members adopt this Agreement. This Agreement has been duly and validly executed and delivered by each of 15 Beach and the Company and constitutes a valid and binding obligation of each of 15 Beach and the Company, enforceable against each of 15 Beach and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by each of 15 Beach and the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which 15 Beach or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of 15 Beach or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of 15 Beach or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which 15 Beach or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (ii) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, the MDOB, the MHPF and the OCC, (iii) approval of this Agreement by the Company’s shareholders and members, if required by the FRB, and MHC’s Corporators and (iv) filings of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or, except as set forth in Section 3.2(f) of the Company’s Disclosure Letter, any third party are required to be made or obtained in connection with the execution and delivery by 15 Beach and the Company of this Agreement or the consummation by 15 Beach of the MHC Merger and the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither 15 Beach nor the Company has any Knowledge of any reason pertaining to 15 Beach or the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(g) Governmental Filings.

(i) 15 Beach and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with the FDIC, the FRB, the OCC or any other Governmental Entity (collectively, the “Company’s Reports”). No administrative actions have been taken or, to the Knowledge of 15 Beach or the Company, threatened or orders issued in connection with any of the Company’s Reports. As of their respective dates, each of the Company’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the Company’s Reports fairly presented in all material respects the financial position of 15 Beach or the Company on a consolidated basis, 15 Beach or the Company alone or each of 15 Beach’s or the Company’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(ii) The Company has filed (or furnished, as applicable) with the SEC all registration statements, prospectuses, reports, schedules and definitive proxy statements and exhibits thereto that it has been required to file (or furnish, as applicable) with the Company since January 1, 2022 (the “SEC Reports”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed (or furnished, as applicable) as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports filed (or furnished, as applicable) under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2022. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SEC Reports.

(h) Financial Statements

(i) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Wolf & Company, P.C., which has expressed its opinion with respect to the financial statements of the Company, is and has been throughout the periods covered by such financial statements “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

(ii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. To the Company’s Knowledge, the Company chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (A) that are reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2024 (including any notes thereto), (B) incurred in the ordinary course of business consistent with past practice since June 30, 2024, and that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, (C) incurred in connection with this Agreement and the transactions contemplated hereby, or (D) arising under any contract or agreement set forth in Section 3.2(i) of the Company’s Disclosure Letter except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement. Except as described in the SEC Reports and publicly available on EDGAR prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of SEC Regulation S-K.

(j) Absence of Certain Changes or Events.

(i) Since January 1, 2022, 15 Beach, the Company and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on 15 Beach or the Company.

(ii) Since January 1, 2022, none of 15 Beach or the Company, or any of their Subsidiaries, has taken any action that would be prohibited by clauses (b)(i), (c), (e), (h), (i)(ii), (j), (k), (n), or (o) of Section 4.1 if taken after the date hereof.

(k) Litigation. Except as set forth in Section 3.2(k) of the Company’s Disclosure Letter, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of 15 Beach or the Company, threatened against or affecting 15 Beach or any of its Subsidiaries or any property or asset of 15 Beach or any of its Subsidiaries that (i) are seeking damages or declaratory relief against 15 Beach or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, (iii) that could reasonably be expected to adversely affect the ability of 15 Beach or the Company to perform their respective obligations under this Agreement or (iv) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against 15 Beach or any of its Subsidiaries or the assets of 15 Beach or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to MHC or Parent or any of their Subsidiaries). Since January 1, 2022, (A) there have been no subpoenas, written demands, or document requests received by 15 Beach or any of its Subsidiaries from any Governmental Entity and (B) no Governmental Entity has requested that 15 Beach or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Except as set forth in Section 3.2(l) of the Company’s Disclosure Letter, since January 1, 2022, neither 15 Beach nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of 15 Beach or its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 3.2(l) shall require the Company to provide MHC and Parent with any confidential supervisory information concerning 15 Beach or any of its Subsidiaries.

(m) Compliance with Laws.

(i) 15 Beach and its Subsidiaries are, and have been since January 1, 2022, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.

(ii) None of 15 Beach or any of its Subsidiaries, or to the Knowledge of 15 Beach or the Company, any director, officer, employee, agent or other person acting on behalf of 15 Beach or any of its Subsidiaries has, directly or indirectly, (A) used any funds of 15 Beach or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of 15 Beach or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (D) established or maintained any unlawful fund of monies or other assets of 15 Beach or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of 15 Beach or any of its Subsidiaries, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for 15 Beach or any of its Subsidiaries, to pay for

favorable treatment for business secured or to pay for special concessions already obtained for 15 Beach or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 15 Beach and the Company.

(iii) 15 Beach and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on 15 Beach and the Company; and, to 15 Beach’s and the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(iv) Colonial Federal Savings Bank is “well-capitalized” (as that term is defined in the relevant regulation of the OCC).

(v) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(n) Taxes.

(i) All federal, state, local and foreign tax returns required to be filed by or on behalf of 15 Beach or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by 15 Beach or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(ii) There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of 15 Beach or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where 15 Beach or any of its Subsidiaries do not file tax returns that 15 Beach or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to 15 Beach or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP).

(iii) 15 Beach and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(iv) 15 Beach and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and 15 Beach and each of its Subsidiaries has complied in all material respects with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(v) There are no liens with respect to Taxes upon any asset of 15 Beach or its Subsidiaries other than liens for current Taxes not yet due and payable.

(vi) 15 Beach and its Subsidiaries have made available to Parent true, correct and complete copies of all tax returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by 15 Beach or its Subsidiaries since January 1, 2022.

(vii) Neither 15 Beach nor any of its Subsidiaries have ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the IRC filing a consolidated federal income tax return (other than a group of which the Company is or was the parent). Other than as disclosed in Section 3.2(n)(vii) of the Company’s Disclosure Letter, neither 15 Beach nor any of its Subsidiaries are a party to any contractual obligation relating to Tax sharing or Tax allocation. Neither 15 Beach nor any of its Subsidiaries has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(viii) Neither 15 Beach nor any of its Subsidiaries are or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the IRC and Treasury Regulation section 1.6011-4(b).

(o) Agreements.

(i) Section 3.2(o) of the Company’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which 15 Beach or any of its Subsidiaries is a party or is bound:

(A) (1) with any director, officer or employee of 15 Beach or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving 15 Beach or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment or engagement of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Company Stock Plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of 15 Beach or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries); (2) obligates 15 Beach or any of its Subsidiaries or affiliates (or, following the consummation of the transactions contemplated hereby, MHC or Parent or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis; or (3) requires referrals of business or requires 15 Beach or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which 15 Beach or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by 15 Beach or any of its Subsidiaries in excess of $50,000, other than Federal Home Loan Bank borrowings;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of 15 Beach or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 on an annual basis;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;

(K) that provides for indemnification by 15 Beach or any of its Subsidiaries of any person or entity, except for contracts in the ordinary course of business providing for customary indemnification and provisions of the charter or bylaws of 15 Beach or any of its Subsidiaries, or employment agreements with executive officers of 15 Beach of any of its Subsidiaries providing for indemnification;

(L) that, to 15 Beach’s and the Company’s Knowledge, would prevent, materially delay or materially impede 15 Beach’s or the Company’s ability to consummate the Merger or the other transactions contemplated hereby; or

(M) that is not of the type described in clauses (A) through (L) above and that involved payments by, or to, 15 Beach or any of its Subsidiaries in the year ended June 30, 2024, or that could reasonably be expected to involve such payments during the year ending June 30, 2025, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $50,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in Section 3.2(o) of the Company’s Disclosure Letter, is referred to herein as a “Company Contract,” and neither 15 Beach nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. 15 Beach and the Company have previously made available to Parent true, complete and correct copies of all contracts, arrangements, commitments or understandings (whether written or oral) set forth in Section 3.2(o) of the Company’s Disclosure Letter.

(ii) Each Company Contract is valid and binding on 15 Beach or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. 15 Beach and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract. To 15 Beach’s and the Company’s Knowledge, each third-party counterparty to each Company Contract has performed in all material respects all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of 15 Beach or any of its Subsidiaries under any such Company Contract.

(iii) Neither 15 Beach nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of 15 Beach and the Company, no other party to any such agreement (excluding any Loan or extension of credit made by 15 Beach or any of its Subsidiaries) is in default in any respect thereunder.

(p) Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Section 3.2(p) of the Company’s Disclosure Letter sets forth a complete and correct list of (i) registered copyrights and registered and material unregistered trademarks, trade names and service marks owned by or exclusively licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto other than non-exclusive licenses granted in the ordinary course of business and (ii) all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including any software licenses but excluding any (A) so-called “shrink-wrap” license agreements, agreements for “off-the-shelf” software and open source licenses, and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers and (B) non-disclosure agreements entered into in the ordinary course of business (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries; provided that notwithstanding any provision of this Agreement to the contrary, the representation and warranty contained in this sentence is the only representation and warranty being made by Company or any of its Subsidiaries in this Agreement with respect to the infringement, misappropriation or other conflict of intellectual property rights.

(q) Labor Matters.

(i) Since January 1, 2022, the Company and its Subsidiaries have been in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) Section 3.2(q) of the Company’s Disclosure Letter identifies: (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; and (B) each employee’s, consultant’s or independent contractor’s current rate of compensation. Section 3.2(q) of the Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due). For the avoidance of doubt, consultants and independent contractors do not include law firms, accounting firms or other professional services firms that are simultaneously providing professional services to multiple customers or clients.

(r) Employee and Director Benefit Plans.

(i) Section 3.2(r)(i) of the Company’s Disclosure Letter contains a complete and accurate list of all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, incentive, retiree medical or life insurance, supplemental retirement, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, fringe benefit, and other benefit plans, employment and change in control agreements, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.2(r) of the Company’s Disclosure Letter, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable law or that do not materially increase the cost of such Company Employee Plan.

(ii) The Company has made available to Parent and MHC true, correct and complete copies of the following documents with respect to each of the Company Employee Plans, to the extent applicable, (A) all plans and trust agreements, (B) all summary plan descriptions, amendments, modifications or material supplements to any Company Employee Plans, (C) where any Company Employee Plan has not been reduced to writing, a written summary of all the material plan terms, (D) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (E) the most recently received IRS determination letter, if any, relating to any Company Employee Plan, (F) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last three (3) years and (G) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor or Pension Benefit Guarantee Corporation.

(iii) To the Knowledge of the Company, each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(iv) Except as set forth in Section 3.2(r)(iv) of the Company’s Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. To the Knowledge of the Company, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(v) Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries currently maintains or has within the last six (6) years maintained any Company Employee Plan that is subject to Title IV of ERISA (the “Company Pension Plan”). Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has contributed to or could otherwise incur any actual or contingent liability under any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, no Company Employee Plan is (A) a “multiple employer plan” within the meaning of Section 413(c) of the IRC, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the IRC) or other funded arrangement for the provision of welfare benefits.

(vi) Each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”) has received a favorable determination letter from the IRS or a favorable opinion letter, and, to the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter or opinion letter.

(vii) Each Company Employee Plan that is a deferred compensation plan is in compliance in all material respects with Section 409A of the IRC, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the IRC have been made in all material respects in accordance with the requirements of Section 409(a)(4) of the IRC, to the extent applicable. Neither the Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the IRC being owed by any participant in a Company Employee Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Employee Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the IRC that may be currently due or triggered in the future.

(viii) Except as set forth in Section 3.2(r)(viii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(ix) Except as set forth in Section 3.2(r)(ix) of the Company’s Disclosure Letter, all contributions required to be made with respect to any Company Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. No Company Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the IRC or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the IRC or Sections 302 and 303 of ERISA. No Company Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the IRC or Section 303 of ERISA. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(x) Except as disclosed in Section 3.2(r)(x) of the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. No Company Employee Plan, Change in Control Agreement or Employment Agreement individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the IRC. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC. Section 3.2(r)(x) of the Company’s Disclosure Letter contains (A) a description of the impact of the Merger on payments under the Company’s Amended and Restated Deferred Compensation Plans and (B) a reasonable estimate of amounts payable pursuant to each of the Employment Agreements and Change in Control Agreements by and between the Company or Colonial Federal Savings Bank and any officers or employees of the Company or Colonial Federal Savings Bank assuming their employment or service is terminated as of September 30, 2025 and the Effective Time occurs on such date, and assuming that the payment conditions of such Employment Agreement and Change in Control Agreements are satisfied and that such payments would be subject to the terms, conditions, and limitations of such Employment Agreement and Change in Control Agreements.

(xi) The ESOP was validly authorized and established in accordance with applicable laws. The trust under the ESOP (the “Trust”) was established in accordance with Section 501(a) of the IRC and is administered and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent preempted by federal law. The trustee of the Trust (the “Trustee”) has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of IRC and, to the Knowledge of the Company, since the date of such determination (A) such qualified status has not been revoked and (B) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Company Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the IRC and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the ESOP Term Loan Agreement, dated effective as of January 1, 2022, by and between Company and the Trust (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in Section 3.2(s) of the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable fee simple title to all real property owned by it, in each case free and clear of any Liens except (A) liens for Taxes not yet due and payable, (B) such easements, restrictions, encumbrances or other matters of record or that would be shown on a survey, if any, that do not materially interfere with the present use of the properties subject thereto or affected thereby and (C) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any of its Subsidiaries (collectively, “Permitted Liens”). No real property owned by the Company or any of its subsidiaries is subject to any right of first offer, right of first refusal or any other option to purchase held by any third party. Each lease pursuant to which the Company or any of its Subsidiaries as lessee or lessor, leases real or personal property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to MHC and Parent a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or is subject to any encroachments from abutting properties.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion) from Piper Sandler & Co. to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

(u) Fees. Other than for financial advisory services performed for the Company by Piper Sandler & Co., pursuant to an agreement dated February 14, 2025, a true and complete copy of which is attached as an exhibit to Section 3.2(u) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries(A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

(iii) To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity against the Company or any of its Subsidiaries with respect to any Loan Property (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material.

(iv) Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) Neither the Company nor any of its Subsidiaries own or operate any underground storage tanks and, to the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

(vi) To the Knowledge of the Company, during the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with Environmental Laws in effect at the time of such release. To the Knowledge of the Company, prior to the period of (1) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (2) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in compliance with any Environmental Laws in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of business, in accordance in all material respects with sound banking practices, and, to the Knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidence of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are enforceable, valid, true and genuine and what they purport to be.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for credit losses reflected in the Company’s audited balance sheet at June 30, 2024 was, and the allowance for credit losses shown on the balance sheets in the SEC Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv) Except as provided in Section 3.2(w)(iv) of the Company’s Disclosure Letter, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) (A) Section 3.2(w)(v) of the Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Colonial Federal Savings Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the FRB’s regulations (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi) Section 3.2(w)(vi) of the Company’s Disclosure Letter sets forth a listing, as of March 31, 2025, by account, of: (A) each borrower, customer or other party that has notified Colonial Federal Savings Bank during the past twelve (12) months of, or has asserted against the Company or Colonial Federal Savings Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or Colonial Federal Savings Bank, each borrower, customer or other party that has given the Company or Colonial Federal Savings Bank any oral notification of, or orally asserted to or against Company or Colonial Federal Savings Bank, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Colonial Federal Savings Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. 15 Beach and its Subsidiaries have taken all actions required to exempt MHC, Parent, Merger Sub, the Agreement, the MHC Merger, the Merger and the Second Step Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of 15 Beach, the Company, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of 15 Beach, the Company or any of their Subsidiaries.

(z) Insurance. 15 Beach and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Section 3.2(z) of the Company’s Disclosure Letter lists all insurance policies maintained by 15 Beach and each of its Subsidiaries as of the date hereof, including any bank-owned life insurance (“BOLI”) policies. All of the policies and bonds maintained by 15 Beach or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of 15 Beach and the Company, no such claim has been denied and no such claims are currently pending. Neither 15 Beach nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The BOLI reflected on the Company’s balance sheet is, and at the Effective Time will be, owned by the Company or such Subsidiary and, except to the extent provided under any split-dollar arrangement set forth in Section 3.2(z) of the Company’s Disclosure Letter, such BOLI is and will be clear of any claims thereon by the officers, directors or members of their families. The Company and its Subsidiaries have obtained the informed, written consent of each employee in whose name BOLI has been purchased. The Company and its Subsidiaries have taken all necessary actions necessary to comply in all material respects with applicable law in connection with its purchase of BOLI. A breakdown of the estimated cash surrender values for each policy, the purpose for which each policy was purchased, the beneficiaries under each policy and a list of the lives insured thereunder has been made available to Parent.

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by 15 Beach or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither 15 Beach nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, other than forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments.

(bb) Indemnification. Except as provided in the charter or bylaws of 15 Beach and the similar organizational documents of its Subsidiaries or under federal law, neither 15 Beach nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of 15 Beach or the Company and, to the Knowledge of 15 Beach or the Company, there are no claims for which any such person would be entitled to indemnification under the charter or bylaws of 15 Beach or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. 15 Beach has previously provided a complete and correct copy of its charter and bylaws and the similar organizational documents of the Company and each of the

Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither 15 Beach nor any of its Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of 15 Beach and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Colonial Federal Savings Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Colonial Federal Savings Bank or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by Colonial Federal Savings Bank. To the Knowledge of the Company, since January 1, 2022, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The board of directors of Colonial Federal Savings Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and Colonial Federal Savings Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Colonial Federal Savings Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ff) Information Technology.

(i) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or Colonial Federal Savings Bank (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither the Company nor Colonial Federal Savings Bank has experienced within the past two (2) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and Colonial Federal Savings Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

(ii) To the Knowledge of the Company, since January 1, 2022, no third party has gained unauthorized access to any Company IT Systems used in the operation of the business of the Company and its Subsidiaries.

(gg) Transactions with Affiliates. Except as set forth in Section 3.2(gg) of the Company’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of or debtor to, any shareholder owning five percent (5%) or more of the Company Common Stock, or any director, officer, employee or affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with 15 Beach or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company or any of its Subsidiaries and any of their affiliates comply, to the extent applicable, with Regulation W of the FRB.

(hh) Stock Transfer Records. The stock transfer records of the Company are complete and accurate in all material respects.

(ii) No Other Representations or Warranties.

(i) Except as and to the limited extent expressly set forth in this Section 3.2, none of 15 Beach, the Company, Colonial Federal Savings Bank, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to 15 Beach, the Company, Colonial Federal Savings Bank, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and 15 Beach and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither 15 Beach, the Company, Colonial Federal Savings Bank, their respective representatives nor any other person makes or has made any representation or warranty to MHC, Parent or any of its Subsidiaries or representatives with respect to (A) any financial projection, forecast, estimate, budget or other prospective information relating to 15 Beach, the Company or Colonial Federal Savings Bank, or (B) except for the express representations and warranties made by the Company in this Section 3.2, any oral or written information presented to MHC, Parent or any of its representatives in the course of their due diligence investigation of the Company, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(jj) The Company acknowledges and agrees that neither MHC, Parent, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3 Representations and Warranties of MHC, Parent and Merger Sub. MHC and Parent represent and warrant to the Company that, except as set forth in the Parent Disclosure Letter:

(a) Organization and Qualification. Each of MHC and Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Merger Sub is a wholly-owned Subsidiary of Parent. Each of MHC and Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of MHC and Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MHC or Parent. Each of MHC and Parent engage only in activities (and hold properties only of the types) permitted for bank holding companies under the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the FRB promulgated thereunder. Merger Sub was organized solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

(b) Authority. Each of MHC, Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(d), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of (i) the board of trustees of MHC (ii) the boards of directors of Parent and Merger Sub, and (iii) by MHC in its capacity as the sole shareholder of Parent and no other corporate proceedings on the part of MHC, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement are subject to the approval of the Corporators of MHC; except for such approval by its Corporators and the approvals referenced in the immediately preceding sentence, no other corporate proceedings or approvals on the part of MHC or Parent are necessary to consummate any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MHC, Parent and Merger Sub and constitutes a valid and binding obligation of MHC, Parent and Merger Sub, enforceable against MHC, Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by MHC, Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(d) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MHC, Parent or Merger Sub (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of MHC, Parent or Merger Sub or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MHC, Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MHC, Parent or Merger Sub is a party, or to which any of their respective properties or assets may be subject.

(d) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FRB, the MDOB, the MHPF and the OCC, (ii) approval of this Agreement by the Company’s shareholders and members, if required by the FRB, and MHC’s Corporators and (iii) filings of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by MHC, Parent or Merger Sub of this Agreement or the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither MHC or Parent knows of no reason pertaining to MHC, Parent or Merger Sub why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(f).

(e) Financial Statements. MHC has previously made available to the Company copies of (i) the consolidated balance sheets of MHC and its Subsidiaries as of June 30, 2024 and 2023 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the two-year period ended June 30, 2024, together with the notes thereto, accompanied by the audit report of MHC’s independent registered public accounting firm and (ii) the unaudited consolidated balance sheets of MHC and its Subsidiaries as of March 31, 2025 and the related consolidated statements of income and comprehensive income for the nine (9) months ended March 31, 2025 and 2024. Such financial statements were prepared from, and are in accordance with, the books and records of MHC and its Subsidiaries, fairly present in all materials respects the consolidated financial position of Parent and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of MHC and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate). The books and records of MHC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(f) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of MHC or Parent, threatened against or affecting MHC or Parent or any of their Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of MHC or Parent to perform its obligations under this Agreement.

(g) Compliance with Laws.

(i) MHC and its Subsidiaries are, and have been since January 1, 2022, in material compliance with and are not in default or violation of any laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation W of the FRB or the regulations implementing such statutes, fair lending laws and other laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders.

(ii) None of MHC or any of its Subsidiaries, or to the Knowledge of MHC, any trustee, director, officer, employee, agent or other person acting on behalf of MHC or any of its Subsidiaries has, directly or indirectly, (A) used any funds of MHC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MHC or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (D) established or maintained any unlawful fund of monies or other assets of MHC or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of MHC or any of its Subsidiaries, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for MHC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MHC or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC.

(iii) MHC and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Entities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted in all material respects; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect, except as the failure to have such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MHC; and, to MHC’s Knowledge, no suspension or cancellation of any of them is threatened.

(h) Corporate Documents and Records. Parent has previously provided a complete and correct copy of the articles of organization, bylaws and similar organizational documents of MHC and each of MHC’s Subsidiaries, as in effect as of the date of this Agreement. Neither MHC nor any of MHC’s Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents. The minute books of MHC and each of MHC’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof), the MHC and Parent each in its capacity as sole shareholder and MHC’s Corporators.

(i) Availability of Funds. Parent has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(j) Employee Benefits. All employee benefit plans of Parent or any Parent Bank has been established, operated and administered in all material respects accordance with all applicable laws, including the IRC and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Parent or any Parent Bank and that is intended to be qualified under Section 401(a) of the IRC have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the IRC, and a favorable determination as to the qualification under the IRC of each such plan and each amendment thereto has been made by the IRS.

(k) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Each of Parent Banks has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. Neither MHC nor Parent has Knowledge of any facts or circumstances that would cause any of the Parent Banks or any other Subsidiary of MHC: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, 201 C.M.R. 17.00, as well as the provisions of the information security program adopted by each of the Parent Banks. To the Knowledge of Parent, since January 1, 2022, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Parent or any of its Subsidiaries to undertake any remedial action. The board of directors of each of the Parent Banks (or where appropriate of any other Subsidiary of Parent) has adopted, and each of the Parent Banks (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and each of the Parent Banks (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(l) Regulatory Capitalization. North Shore Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Parent is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in 12 C.F.R. § 225.2(r)(1).

(m) Absence of Regulatory Actions. Except as set forth in Section 3.3(m) of Parent’s Disclosure Letter, since January 1, 2022, none of MHC, Parent nor any of the Parent Banks has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of MHC, Parent or any of the Parent Bank. Notwithstanding the foregoing, nothing in this Section 3.2(m) shall require MHC, Parent or any of the Parent Banks to provide the Company with any confidential supervisory information of Parent or any of its Subsidiaries.

(n) No Other Representations or Warranties.

(i) Except as and to the limited extent expressly set forth in this Section 3.3, none of MHC, Parent, Merger Sub, their respective representatives or any other person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to MHC, Parent, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MHC and Parent hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of MHC, Parent, Merger Sub, their respective representatives nor any other person makes or has made any representation or warranty to the Company or any of its Subsidiaries or representatives with respect to (A) any financial projection, forecast, estimate, budget or other prospective information relating to MHC and Parent, or (B) except for the express representations and warranties made by MHC and Parent in this Section 3.3, any oral or written information presented to the Company or any of its representatives in the course of their due diligence investigation of MHC and Parent, the negotiation of the Agreement or otherwise in the course of the transactions contemplated hereby.

(ii) MHC, Parent and Merger Sub acknowledge and agree that neither the Company, nor any other person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in Section 4.1 of the Company’s Disclosure Letter (disclosure in any other Section of the Company’s Disclosure Letter not being sufficient for purposes of this exception), or required by law, regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned:

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i)except for (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year, incur, modify, extend, prepay or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(ii) take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements; or

(iii) other than in the regular, ordinary and usual course consistent with past practice, enter into any brokered certificates of deposit;

(c) (i) adjust, split, combine or reclassify any of the Company’s capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSAs), in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(d) except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and that are described in Section 4.1(d) of the Company’s Disclosure Letter (including the sale, transfer and disposal of other real estate owned), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e) other than in the ordinary course consistent of business with past practice, make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f) except with respect to any existing employment or change in control agreement, enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $75,000 if such Loan is not fully secured or $2,000,000 if such Loan is fully secured or (ii) Loans as to which the Company has a binding obligation to make as of the date hereof and that are described in the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members and affiliates, the Loans would exceed $5,000,000; provided, further, that the Company may, and may permit any of its Subsidiaries to, may take those actions set forth in this Section 4.1(g), if (A) the Company has delivered to Parent (1) a written notice of its intention to take such action (sent by e-mail to the Chief Credit Officer) and (2) such additional information, if any, as Parent shall request in writing (sent by e-mail to the Chief Credit Officer) within three (3) Business days of Parent having received the Company’s written notice and (B) Parent shall not have objected to such action within three (3) Business Days following the delivery to Parent of (1) the written notice of intention and (2) the information, if any, provided in writing in response to Parent’s request;

(h) make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or Colonial Federal Savings Bank, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of this Agreement that comply with the requirements of Regulation O of the FRB;

(i) (i) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the Company Employee Plans set forth on Section 3.2(r)(i) of the Company’s Disclosure Letter, (B) increases in the ordinary course of business consistent with past practice, but in no event shall any such pay increase exceed 5% in the aggregate for non-executive officer employee’s salary or hourly pay for fiscal year 2026, (C) for bonuses for fiscal 2025 performance in the ordinary course of business consistent with past practice and policies currently in effect, (D) all vacation, sick leave or personal leave accrued consistent with past practice that remains unused immediately prior to the Effective Time, and (E) accrued earned time off, all of which shall be set forth in Section 4.1(i)(i) of the Company’s Disclosure Letter;

(ii) become a party to, amend, modify or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law; or

(iii) elect to any executive office any person who is not a member of its executive officer team as of the date of this Agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of this Agreement.

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its or its Subsidiaries’ charter or bylaws, or similar governing documents;

(l) increase or decrease the rate of interest paid on certificates of deposit, except in a manner and pursuant to policies consistent with past practice;

(m) other than U.S. government and U.S. government agency securities with final maturities less than one year and mortgage-backed securities with final maturities less than fifteen years, purchase any debt security;

(n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, which are described in Section 4.1(n) of the Company’s Disclosure Letter, in amounts not to exceed $25,000 each and $100,000 in the aggregate and expenditures necessary to maintain existing assets in good repair;

(o) establish or commit to the establishment of, or file any application with respect to the establishment of, any new branch or other office facilities or automated teller machine or file any application to relocate or terminate the operation of any banking office or automated teller machine;

(p) except in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest; provided, however, that the Company is permitted to enter forward loan sale commitments for the delivery of mortgage loans to third party investors, including “To Be Announced” securities, designed to hedge the financial impact of changes in interest rates on the value of derivative mortgage loan commitments;

(q) make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby (i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or (ii) issue any communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably withheld, conditioned or delayed);

(s) foreclose upon or take a deed or title to any commercial real estate (i) without conducting a Phase I environmental assessment of the property, and (ii) if the Phase I environmental assessment referred to in the prior clause identifies any Recognized Environmental Condition (as such term is defined in Phase I environmental assessments);

(t) make, change or rescind any material election concerning Taxes or Tax returns, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(w) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by MHC and Parent. Except as expressly contemplated or permitted by this Agreement or required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MHC and Parent shall not, nor shall MHC or Parent permit any of their Subsidiaries to, without the prior written consent of the Company, which shall not unreasonably be withheld, delayed or conditioned:

(a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue (subject to the standard contained in Section 3.1) at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company and its Subsidiaries shall and the Company shall use its reasonable best efforts to cause its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant, consultant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, not (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent) other than to notify such person of the existence of the provisions of this Section 5.1, regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, agreement in principle arrangement, letter of intent or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s shareholders at a meeting of the shareholders of the Company, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (A) the Company’s board of directors determines, in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its financial advisor, that the Acquisition Proposal constitutes or could reasonably be likely to result in a Superior Proposal, (B) the Company has not violated any of the restrictions set forth in this Section 5.1, (C) the Company’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (D) prior to furnishing any non-public information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person and (E) the Company receives from such person an executed confidentiality agreement on terms no more favorable in the aggregate to such person than the confidentiality agreement between Parent and the Company.

(b) The Company will notify Parent immediately orally (within one (1) calendar day) and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith (including e-mails or other electronic communications). The Company will keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request). The Company shall promptly provide to Parent any non-public information regarding the Company or Colonial Federal Savings Bank provided to any other person that was not previously provided to Parent, such additional information to be provided no later than the date such information is provided to such other party.

(c) The Company will, and will cause it representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Advise of Changes. Prior to the Closing, each Party shall promptly advise the other Party orally and in writing to the extent that it has Knowledge of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (b) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause the Company’s Subsidiaries to) afford Parent, its Subsidiaries and its representatives (including, without limitation, officers and employees of Parent and its affiliates and counsel, financial advisor, accountants and other professionals retained by Parent) such reasonable access during normal business hours in a manner not to interfere with the prudent operation and supervision of employees of the Company and its Subsidiary throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors and materials proposed in connection with meetings of the Company’s board of directors), contracts, properties, personnel and to such other information relating to the Company and the Company’s Subsidiaries as Parent may reasonably request, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or rightly adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal, or (iv) matters involving the discussion or disclosure of confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Parent with (i) a copy of each report filed with a Governmental Entity, including any SEC Reports, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its board of directors, including all monthly board packages and copies of the minutes of the meetings of the boards of directors of the Company and the Company’s Subsidiaries and any committees thereof, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall not be entitled to receive reports or other documents relating to (A) matters involving this Agreement, (B) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal, or (C) matters involving the discussion or disclosure of confidential supervisory information.

(c) The Company and Parent will not, and will cause its respective representatives not to, use any information and document obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Parties agree that all information and documents obtained pursuant to this Section 5.3 shall be held in confidence and shall be treated as secret and confidential including to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(d) From and after the date hereof, representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems.

(e) On the same day each month as the Company provides its monthly board package to its directors, which is expected to be on or about the second or third Friday of each month, Company shall provide such monthly board package to Parent.

5.4 Applications; Consents.

(a) The Parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of MHC, Parent, 15 Beach or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. MHC and Parent shall give the Company and its counsel the opportunity to review, and to consult with MHC and Parent on, each filing prior to its being filed with a Governmental Entity and shall give the Company and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Governmental Entity. MHC and Parent shall promptly advise the Company upon receiving any written communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, and promptly provide to the Company a copy of such communication.

(b) As soon as practicable after the date hereof, each of the Parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt MHC, Parent, Merger Sub, the Agreement and the Merger from any provisions of an anti-takeover nature in 15 Beach’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to Corporators, the Company’s shareholders or 15 Beach’s members) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary to satisfy such Party’s disclosure obligations imposed by law.

5.8 Shareholder Meeting.

(a) The Company will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its charter and bylaws, all action necessary to call and give notice of a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable to consider and vote on approval of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(d), the Company shall (i) through the Company’s board of directors, recommend to its shareholders approval of this Agreement (the “Company Recommendation”), (ii) include such recommendation in the Proxy Statement and (iii) use reasonable best efforts to obtain from its shareholders a vote approving and adopting this Agreement.

(b) The Company shall adjourn or postpone the Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary for shareholders to approve the Agreement. The Company shall only be required to adjourn or postpone the Shareholder Meeting one (1) time pursuant to the first sentence of this Section 5.8(b).

(c) Subject to Section 5.8(d), neither the Company board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Shareholder Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or Colonial Federal Savings Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.1(a)) or

(B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, before the date of the Shareholder Meeting, the Company board of directors may approve or recommend to the Company shareholders a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Change in Recommendation”), and/or terminate this Agreement pursuant to Section 7.1(g) after the third Business Day following Parent’s receipt of a notice from the Company advising Parent that the Company board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.1) constitutes a Superior Proposal (the “Notice of Superior Proposal”) if, but only if, (i) the Company board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor with respect to financial matters, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to the Company shareholders under applicable law, and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Parent since its receipt of such Notice of Superior Proposal (provided, however, that Parent shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), the Company board of directors has in good faith made the determination (A) set forth in clause (i) of this Section 5.8(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice period to Parent of two (2) Business Days. Except as otherwise provided in this Agreement, the Company shall not submit to the vote of the Company shareholders any Acquisition Proposal other than the Merger.

(e) Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Change in Recommendation by the Company board of directors shall not change the approval of the Company board of directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested shareholder” or similar law to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 5.8 shall prohibit Company or the Company board of directors from complying with Company’s obligations required under Rules 14d-9 (as if such rule were applicable to the Company) and 14e-2(a) (as if such rule were applicable to the Company) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless it is limited to a stop, look and listen communication or the Company board of directors reaffirms the Company Recommendation in such disclosure.

5.9 Proxy Statement.

(a) The Company shall prepare a proxy statement and related materials relating to the matters to be submitted to the Company shareholders at the Shareholder Meeting (such proxy statement and related materials and any amendments or supplements thereto, the “Proxy Statement”). Upon request, Parent will furnish to the Company the information required to be included in the Proxy Statement with respect to MHC’s and its business and affairs and shall have the right to review and consult with the Company and approve the form of, and any characterizations of such information included in, the Proxy Statement prior to its being filed on a preliminary basis with the SEC. The Company shall provide Parent and its counsel a reasonable opportunity for review and comment on the Proxy Statement prior to its filing with the SEC. If at any time prior to the Effective Time any information relating to MHC, Parent, 15 Beach or the Company, or any of their respective affiliates, officers or directors, should be discovered by MHC, Parent, 15 Beach or the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly disseminated to the shareholders of the Company.

(b) Company Information. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The information regarding the Company and its Subsidiaries included in the Proxy Statement, and all amendments and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by the Company with respect to information supplied by MHC or Parent or any affiliate or representative of MHC and Parent specifically for use or incorporation by reference in the Proxy Statement. The information supplied, or to be supplied, by 15 Beach and the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(c) MHC and Parent Information. The information regarding MHC and Parent to be supplied by Parent for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10 Corporator Meeting. MHC’s board of directors shall, as promptly as practicable, take all steps necessary to (a) duly call, give notice of, convene and hold a meeting of its Corporators to approve this Agreement and the transactions contemplated by this Agreement and any other matters required to be approved or adopted by Corporators to carry out the intentions of this Agreement, and (b) recommend to its Corporators the approval of the aforementioned matters to be submitted by it to its Corporators (subject to compliance with their fiduciary duties as determined in good faith in consultation with outside counsel). The Parties and their representatives shall cooperate and consult with each other with respect to the foregoing matter.

5.11 Member Meeting. If required by the FRB, 15 Beach’s board of directors shall, as promptly as practicable, take all steps necessary to (a) duly call, give notice of, convene and hold a meeting of its members to approve this Agreement and the transactions contemplated by this Agreement and any other matters required to be approved or adopted by members to carry out the intentions of this Agreement, and (b) recommend to its members the approval of the aforementioned matters to be submitted by it to its members (subject to compliance with their fiduciary duties as determined in good faith in consultation with outside counsel). The Parties and their representatives shall cooperate and consult with each other with respect to the foregoing matter.

5.12 Notification of Certain Matters. Each Party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each Party or any Subsidiary is a Party or is subject; and (b) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. To the extent permitted by law, the Company shall give Parent prompt notice of any new civil, criminal, administrative or regulatory action, suit, demand letter, demands for indemnification, claim, hearing, notice of violation, arbitration, investigation, order to show cause, market conduct examination, notice of non-compliance or other proceeding of any nature pending or threatened against 15 Beach or any of its Subsidiaries. Each of 15 Beach and the Company, on the one hand, and MHC and Parent, on the other hand, shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.13 Employee Benefit Matters.

(a) All persons who are employees of the Company and Colonial Federal Savings Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time is deemed a “Continuing Employee.” Each Continuing Employee will continue to be employed at will with North Shore Bank, and this Agreement is not intended to provide to any employee a legally enforceable right or guarantee to continuing employment after the Effective Time. Following the Effective Time, Parent shall maintain or cause to be maintained base compensation and bonus opportunities for the benefit of Continuing Employees substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries and employee benefit plans for the benefit of Continuing Employees that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Company shall cause any coverage of a Continuing Employee or such employee’s dependents to terminate under any Company health and welfare plan before the time such Continuing Employee or such employee’s dependents, as applicable, are participating in the health and welfare plans common to all employees of Parent and their dependents, except in the case of a termination of employment or other service or ineligibility for continued coverage.

(b) Parent agrees that each employee of the Company or Colonial Federal Savings Bank who is involuntarily terminated by Parent (other than for cause as determined by Parent) within nine (9) months of the Effective Time and who is not covered by a separate employment agreement, change in control agreement or other severance arrangement shall, upon executing an appropriate release in a form reasonably determined by Parent, receive a severance payment as set forth in Section 5.13(b) of the Parent Disclosure Letter.

(c) Parent and the Company may wish to provide retention bonuses to employees of the Company who remain employed at the Company through the Effective Time or for an interim period following the Effective Time through the conversion of the Company’s data processing systems. Parent may establish a retention bonus pool to induce retention of employees of the Company and Colonial Federal Savings Bank. Allocation of the retention bonuses shall be jointly determined by the Chief Executive Officers of Parent and the Company. Neither Party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined. Such retention bonuses will be in addition to, and not in lieu of, any amount to be paid pursuant to Section 5.13(d).

(d) Parent shall honor all obligations under the employment agreement, change in control agreements, supplemental retirement agreements, supplemental retirement plan and life insurance arrangements as set forth in Section 5.13(d) of the Company’s Disclosure Letter. Except as provided in Section 5.13(d) of the Company’s Disclosure Schedule, Parent shall assume and honor all Company Employee Plans in accordance with their terms. Section 5.13(d) of the Company’s Disclosure Letter sets forth the names of all participants, the value of each participant’s account balance, the amount of each lump sum or installment payment and a copy of any payment election under the supplemental retirement agreements and plan.

(e) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employee becomes eligible to participate on or after the Effective Time (the “New Plans”), Parent agrees to use reasonable best efforts to: (i) cause to be waived all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable such employees and their eligible dependents under the New Plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company Employee Plan; (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Employee Plan (to the same extent that such credit was given under the analogous Company Employee Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plan; and (iii) provide each Continuing Employee with service credit for eligibility and vesting purposes under any New Plan in which Continuing Employees are eligible to participate for all periods of employment with the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service, such service was not recognized under the corresponding Company Employee Plan, or for benefit accrual purposes under any defined benefit plan.

(f) The Company shall take all necessary and appropriate actions to cause the Company 401(k) plan to be frozen as to future participation and contributions (except as required by law) effective as of the Company and/or Colonial Federal Savings Bank regularly scheduled payroll period immediately prior to the Effective Time. Parent shall use reasonable best efforts to allow the Continuing Employees to participate in Parent’s 401(k) Plan on the first day immediately following the Effective Time. No later than twenty (20) days prior to Closing, the Company will also take all necessary steps to terminate the Company’s 401(k) plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time. If requested by Parent, the Company shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Parent requests that the Company apply for a favorable determination letter, then prior to the Effective Time, Company shall take all such actions as are necessary (determined in consultation with Parent) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Parent shall use its reasonable best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Parent, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.13(f).

(g) Contemporaneously with the signing of this Agreement, the President and Chief Executive Officer shall enter into a restrictive covenant agreement, the form of which is attached hereto as Exhibit C, and the Chief Operating Officer and Treasurer of the Company shall enter into a consulting agreement, the form of which is attached hereto as Exhibit D, and each of them shall enter into a settlement agreement, the forms of which are attached hereto as Exhibit E. The respective agreements shall be effective as of the Effective Time.

(h) Nothing in this Agreement shall confer upon any employee of the Company any right to continue in the employ or service of Parent, or shall interfere with or restrict in any way the rights of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.13 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or Parent employee benefit plan, or (ii) create any third-party rights in any current or former employee, director or other service provider of Parent, the Company (or any beneficiaries or dependents thereof).

(i) Effective upon closing, the Company shall freeze the Company’s and Colonial Federal Savings Bank’s participation for new employees in the Pentegra Defined Benefit Plan for Financial Institutions and cease benefit accruals effective as of the freeze date. If Parent requests, Company and Colonial Federal Savings Bank will also commence the withdrawal from the Pentegra Defined Benefit Plan for Financial Institutions prior to the Effective Time.

(j) Notwithstanding the foregoing, references to “Parent” or the “Company” in this Section 5.13 shall also include any Subsidiary of Parent or Subsidiary of the Company, respectively, as the context requires.

(k) Immediately prior to Closing, Colonial Federal Savings Bank shall pay all accrued but unused vacation and sick time to each of its employees and shall also pay the pro rata portion of the annual bonus for each employee, provided however, Colonial Federal Savings Bank shall provide Parent with the annual bonus amounts for each employee prior to the Closing Date.

(l) Prior to making any written communications (including resolutions and amendments) to any service provider of the Company or Colonial Federal Savings Bank pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with Parent following the Effective Time, the Company or Colonial Federal Savings Bank shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication, and the Company and Colonial Federal Savings Bank shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided that, after Parent has reviewed and commented on a communication, Colonial Federal Savings Bank and the Company shall not have any obligation to provide to Parent subsequent communications that are substantially similar in all respects.

5.14 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, MHC, Parent and the Surviving Corporation shall indemnify and hold harmless and provide advancement of costs and expenses to each of the current or former directors, officers or employees of 15 Beach or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any matter, act or omission existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of 15 Beach, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matter, act or omission occurring or arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been held harmless, exculpated, indemnified or have the right to advancement of costs and expenses, pursuant to (A) 15 Beach’s and the Company’s charter and bylaws as in effect on the date of this Agreement, and (B) to the fullest extent as permitted by applicable law. MHC, Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted by 15 Beach’s and the Company’s charter and bylaws as in effect on the date of this Agreement or under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any such undertaking shall be unsecured, interest-free and made without regard to such person’s ultimate entitlement to indemnification or ability to repay any such advances. To the fullest extent permitted under applicable law, MHC, Parent and the Surviving Corporation shall also pay all costs and expenses, including reasonable attorneys’ fees and expenses, that may be incurred (including in advance as incurred) by any Indemnified Party in connection with their enforcement of their rights provided under this Section 5.14.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.14(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify MHC and Parent thereof. Any failure to so notify shall not affect the obligations of MHC or Parent under Section 5.14(a) unless and to the extent that MHC or Parent is actually materially prejudiced as a result of such failure. If an Indemnified Party delivers such notice to Parent prior to the sixth anniversary of the Effective Time asserting a claim for indemnification or other protection pursuant to Section 5.14, the provisions and protections of Section 5.14 shall continue until the final disposition of such claim.

(c) Parent shall maintain or and shall cause to be maintained, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of 15 Beach, the Company and Colonial Federal Savings Bank (provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to claims against such officers and directors arising from matters, acts or omissions in existence or occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend in the aggregate pursuant to this Section 5.14(c) more than 300% of the annual premium currently paid by 15 Beach, the

Company or Colonial Federal Savings Bank for such insurance (the “Insurance Amount”); provided, further, that if the cost necessary to maintain or procure such insurance coverage exceeds the Insurance Amount, Parent shall cause to be maintained policies of directors’ and officers’ insurance that, in Parent’s good faith determination, provide the maximum coverage available at an amount equal to the Insurance Amount. Notwithstanding the foregoing, the Company, in its sole discretion, may obtain an extended reporting period endorsement or “tail” coverage under 15 Beach’s or the Company’s existing directors’ and officers’ liability policy or policies, bankers’ professional liability policy or policies or any similar insurance policy or policies, or substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than 15 Beach’s or the Company’s existing insurance policies as of the date hereof. If any such tail or extended reporting period described in this Section 5.14(c) have been obtained, MHC and Parent shall maintain any and all such coverage in full force and effect for its full term, and continue to honor the obligations thereunder.

(d) In the event MHC or Parent or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of MHC and Parent and its successors and assigns assume the obligations set forth in this Section 5.14.

(e) The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives, heirs, successors, assigns, and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, or exculpation that any such individual may have under any charter or bylaws, by contract or otherwise. The obligations of MHC, Parent or the Surviving Corporation under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party.

(f) Any indemnification payments made pursuant to this Section 5.14 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.15 Director Appointments. Parent shall cause North Shore Bank to consider increasing the size of its board of directors by an additional seat or seats and appointing one or more additional interested members of the board of directors of the Company to fill the additional seat(s) created. The election of any additional director(s) considered pursuant to the requirements of this Section 5.15 shall be subject to the discretion and satisfaction of the completion of North Shore Bank’s existing nomination and qualification processes.

5.16 Charitable Foundation. The individuals serving as directors of the Colonial Federal Savings Bank Foundation, Inc. immediately prior to Effective Time may continue to serve as directors of the foundation after the Effective Time in their own discretion. The Company shall work in good faith with the board of directors of Colonial Federal Savings Bank Foundation, Inc. to consider the addition of representation from North Shore Bank with respect to the foundation’s board of directors and management following the Effective Time.

5.17 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.18 Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable SEC rules to enable the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.19 ESOP Matters. The Company and Colonial Federal Savings Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable. Effective as of the fifth (5th) business day before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”) in accordance with the requirements of the ESOP plan and trust document provisions and applicable law (including but not limited to the freezing of ESOP participation and full vesting of participants). Colonial Federal Savings Bank shall direct the repayment of any outstanding ESOP debt in full (including ESOP loan(s) and accrued interest) by directing the ESOP trustee to first use any cash remaining in the suspense account to repay such ESOP debt and then, if and as necessary, to remit a sufficient number of Suspense Shares back to the Company to repay any remaining ESOP debt in full, with each remitted share to be valued at $14.25. All remaining shares of Company Common Stock held by the ESOP which had been unallocated (or the proceeds from the sale thereof, if applicable) as of the Effective Time shall be allocated among the accounts of the ESOP participants with undistributed account balances at the Effective Time who are employed by Colonial Federal Savings Bank at the Effective Time, and in proportion to the balances credited to their accounts as of the end of the immediately previous plan year. The Company, Colonial Federal Savings Bank, and following the Effective Time, Parent, will adopt such amendments to the ESOP to effect the provisions of this Section 5.19. Notwithstanding anything herein to the contrary, Colonial Federal Savings Bank will continue to accrue and make contributions to the ESOP from the date of this Agreement through the termination date of the ESOP in an amount sufficient for the trustee to make loan payments that become due in the ordinary course on the outstanding loan to the ESOP prior to the termination of the ESOP and shall make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to December 31) through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the ESOP.

5.20 Disclosure Supplements. From time to time prior to the Effective Time, the Company and Parent will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

5.21 Shareholder Litigation. The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or Subsidiaries relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably conditioned, withheld or delayed).

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s shareholders in accordance with applicable laws and regulations.

(b) Member Approval. This Agreement shall have been approved by the requisite vote of 15 Beach’s members in accordance with applicable laws and regulations, if required by the FRB.

(c) Corporator Approval. This Agreement shall have been approved by the requisite vote of MHC’s Corporators in accordance with applicable laws and regulations.

(d) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(e) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(f) Third Party Consents. MHC, Parent, Merger Sub, 15 Beach and the Company shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on MHC or Parent (after giving effect to the consummation of the transactions contemplated hereby).

6.2 Conditions to the Obligations of MHC, Parent and Merger Sub. The obligations of MHC, Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by MHC and Parent:

(a) 15 Beach’s and the Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of 15 Beach and the Company contained in this Agreement and in any certificate or other writing delivered by 15 Beach and the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. 15 Beach and the Company each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. MHC and Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company and 15 Beach to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to 15 Beach or the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would (i) prohibit or materially limit the ownership or operation by MHC or any of its Subsidiaries of all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, (ii) compel the Company or its Subsidiaries or MHC or its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or its Subsidiaries or MHC or its Subsidiaries, or (iii) compel MHC or its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (i) through (iii) of this sentence could reasonably be expected to have a Material Adverse Effect on MHC and Parent of the combined businesses and operations of the Parent Banks and Colonial Federal Savings Bank, taken as a whole (a “Burdensome Condition”).

(f) Bank Merger Agreement. The Company shall have caused Colonial Federal Savings Bank to execute and deliver the Bank Merger Agreement.

6.3 Conditions to the Obligations of 15 Beach and the Company. The obligations of 15 Beach and the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by 15 Beach and the Company:

(a) MHC’s, Parent’s and Merger Sub’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of MHC, Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by MHC and Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of MHC’s, Parent’s and Merger Sub’s Obligations. MHC, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial officer of MHC and Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Delivery of Merger Consideration. On the Business Day prior to Closing, Parent shall have deposited with the Paying Agent the aggregate Merger Consideration in accordance with Section 2.6(c).

(e) Bank Merger Agreement. Parent shall have caused North Shore Bank to execute and deliver the Bank Merger Agreement.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party, either before or after any requisite shareholder approval:

(a) by the mutual written consent of Parent and the Company; or

(b) (i) by either Parent or the Company, in the event of the failure of the Company’s shareholders to approve the Agreement at the Shareholder Meeting (as it may be postponed or adjourned and reconvened); provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.1(a) and Section 5.8; (ii) by either Parent or 15 Beach, in the event of the failure of 15 Beach’s members to approve the Agreement at the member meeting (as it may be postponed or adjourned and reconvened) to the extent required by the FRB, provided, however, that 15 Beach shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.11; or (iii) by either Parent or the Company, in the event of the failure of MHC’s Corporators to approve the Agreement at the meeting of MHC’s corporators (as it may be postponed or adjourned and reconvened; provided, however, that Parent shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.10; or

(c) by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement (A) shall impose any term, condition, or restriction upon MHC, Parent or their Subsidiaries that Parent reasonably determines is a Burdensome Condition, or (B) shall have been denied and such denial has become final and non-appealable; or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either Parent or the Company, if the Merger is not consummated by March 31, 2026, unless the failure to so consummate by such time is due (i) to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if the Company is the party seeking to terminate pursuant to this Section 7.1(d), the failure to consummate by such time is due to the failure of any of the Company’s executive officers or directors to satisfy his or her obligations under the relevant Voting Agreement; or

(e) by either Parent or the Company (provided that the Party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other Party set forth in this Agreement, or if any representation or warranty of the other Party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the Party committing such breach or making such untrue representation or warranty; or

(f) by Parent, if (i) the Company or 15 Beach shall have materially breached its obligations under Section 5.1, Section 5.8 or Section 5.11 or (ii) if the board of directors of the Company does not recommend in the Proxy Statement that shareholders approve and adopt this Agreement or if, after making the Company Recommendation in the Proxy Statement that shareholders approve and adopt this Agreement, the board of directors effects a Change of Recommendation; or

(g) by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s shareholders, to enter into an agreement with respect to a Superior Proposal in accordance with Section 5.8 and the Company has not breached its obligations under Section 5.1.

7.2 Termination Fee.

(a) In the event of termination of this Agreement by the Company pursuant to Section 7.1(g), the Company shall make payment to Parent of the Termination Fee.

(b) In the event of termination of this Agreement by Parent pursuant to Section 7.1(f), so long as at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Parent of the Termination Fee.

(c) If (i) this Agreement is terminated by either Party pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii), or by Parent pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional; (ii) at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein; (iii) either prior to the Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)(i)), prior to 15 Beach’s member meeting if such meeting is required by the FRB (in the case of termination pursuant to Section 7.1(b)(ii)), or prior to the date of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and not withdrawn at least two (2) Business Days before the Shareholder Meeting; and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal, the Company shall make payment to Parent of the Termination Fee.

(d) Any fee payable pursuant to this Section 7.2 shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Parent acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 7.2 constitutes liquidated damages and not a penalty and shall be the sole remedy of Parent in the event of termination of this Agreement on the bases specified in this Section 7.2. Nothing in this Agreement shall in any way limit the right of the Company to seek a remedy at law or in equity in the event of a breach of this Agreement by MHC or Parent.

7.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (a) Sections 5.3(c), 7.2, 7.3, 8.2, 8.6, 8.11 and 8.12, shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of its fraud or knowing, willful and material breach of any provision of this Agreement. In the event of a termination of this Agreement by either Parent or the Company, neither Parent nor the Company shall issue any press release or make any other public statement regarding this Agreement or the proposed Merger except as either Party’s legal counsel deems necessary to satisfy such Party’s disclosure obligations imposed by law.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the Parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 5.14, 8.5, 8.11 and 8.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (a) waived in writing by the Party benefited by the provision or (b) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the Parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the Merger Consideration to be received by holders of Company Common Stock or that would contravene any provision of the MBCA or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the Parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. To the extent permitted by applicable law, any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Expenses. Each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to MHC and Parent, to:

Hometown Financial Group, MHC

Hometown Financial Group, Inc.

36 Main Street

P.O. Box 351

Easthampton, Massachusetts 01027

Attention:	Matthew S. Sosik, CEO
Email:	msosik@bankesb.com

With copies to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, NW, Suite 200

Washington, DC 20004

Attention:	Edward G. Olifer, Esq., eolifer@ktslaw.com
Stephen F. Donahoe, Esq., sdonahoe@ktslaw.com

If to 15 Beach or the Company, to:

15 Beach, MHC

CFSB Bancorp, Inc.

15 Beach Street

Quincy, Massachusetts 02170

Attention:	Michael E. McFarland, President and CEO
Email:	mcfarland@colonialfed.com

With copies to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention:	Lawrence M.F. Spaccasi, Esq., lspaccasi@luselaw.com
Scott A. Brown, Esq., sbrown@luselaw.com

8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the Parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.14, which confers rights on the Parties described therein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned by either Party hereto without the written consent of the other Party, and any attempted assignment in violation of this section is void ab initio and a material breach.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not seek and will agree to waive any requirement for securing or posting a bond in connection with the other Party’s seeking or obtaining such injunctive relief.

8.12 Confidentiality. Except as specifically set forth herein, the Company and Parent mutually agree to be bound by the terms of the confidentiality agreement dated March 6, 2025 (the “Confidentiality Agreement”), previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Hometown Financial Group, MHC

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Hometown Financial Group, Inc.

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

Hometown Financial Acquisition Corp. II

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer

15 Beach, MHC

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer

CFSB Bancorp, Inc.

By:	/s/ Michael E. McFarland
Michael E. McFarland
President and Chief Executive Officer

ANNEX B

May 20, 2025

Board of Directors

CFSB Bancorp, Inc.

15 Beach Street

Quincy, MA 02170

Ladies and Gentlemen:

CFSB Bancorp, Inc. (“Company”), 15 Beach, MHC (“15 Beach”), Hometown Financial Group, MHC (“MHC”), Hometown Financial Group, Inc. (“Parent”) and Hometown Financial Acquisition Corp. II, a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. As set forth in the Agreement, by virtue of the Merger, automatically and without any action on the part of MHC, Parent, Merger Sub, 15 Beach, the Company or any shareholder of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock held, directly or indirectly, by MHC, Parent, 15 Beach or the Company, or as otherwise set forth in the Agreement (collectively, the “Minority Shareholders”), shall become and be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the Company’s Minority Shareholders.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 14, 2025; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of MHC and Parent that we deemed relevant; (iv) certain internal financial projections and estimates for Company for the fiscal years ending June 30, 2025 through June 30, 2029, as provided by the senior management of Company; (v) the pro forma financial impact of the Merger on MHC’s regulatory capital ratios following the Closing Date given certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management of MHC; (vi) a comparison of certain financial and market information for Company with similar banks and thrifts for which information is publicly available; (vii) the financial terms of certain recent business combinations involving mutual holding companies as well as in the bank and thrift industry (each, on a nationwide basis), to the extent publicly available; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of MHC and its representatives regarding the business, financial condition, results of operations and prospects of MHC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or MHC or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and MHC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or MHC, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or MHC. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Company or MHC, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or MHC. We have assumed, with your consent, that the allowance for credit losses for Company and MHC are adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections and estimates for Company for the fiscal years ending June 30, 2025 through June 30, 2029, as provided by the senior management of Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments and estimated transaction costs, as provided by the senior management MHC. With respect to the foregoing information, the senior management of Company confirmed to us that such information reflected the best currently available projections and estimates of senior management as to the future financial performance of Company, and the senior management of MHC confirmed to us that such assumptions reflected the best currently available estimates of senior management with respect to the pro forma financial impact of the Merger on MHC’s regulatory capital ratios following the Closing Date and we assumed, in each case, that such performance would be achieved. We express no opinion as to such projections or estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or MHC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and MHC will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, MHC, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock at any time.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper

Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date hereof. In the two years preceding the date hereof, Piper Sandler provided certain investment banking services to MHC and Parent. In summary, Piper Sandler acted as placement agent in connection with the offer and sale of Parent Senior Notes, which closed in March 2024 and for which Piper Sandler received approximately $2.3 million in compensation. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company and MHC.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the Minority Shareholders and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company, or the effect of any other transaction in which Company might engage. We express no opinion as to the amount or nature of compensation to be received in the Merger by any Company officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger, including the Proxy Statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Minority Shareholders.

Very truly yours,

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.	2025

Vote by Internet – QUICK EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CFSB BANCORP, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on September 15, 2025.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY CARD	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Approve the Agreement and Plan of Merger, by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Corp, II,15 Beach, MHC and CFSB Bancorp, Inc.	FOR	AGAINST	ABSTAIN	2. Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.	FOR	AGAINST	ABSTAIN

CONTROL NUMBER

Signature______________________________Signature, if held jointly__________________________________Date_____________, 2025.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such.

2025

Important Notice Regarding the Internet Availability of Proxy Materials

for the Special Meeting of Shareholders

The Special Meeting Proxy Statement

is available at:

https://www.cstproxy.com/cfsbbancorp/sm2025

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CFSB BANCORP, INC.

The undersigned appoints Robert Guarnieri and Edward J. Keohane, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of CFSB Bancorp, Inc. held of record by the undersigned at the close of business on August 8, 2025 at the Special Meeting of Shareholders of CFSB Bancorp, Inc. to be held on September 16, 2025, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

COLONIAL FEDERAL SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN

CONFIDENTIAL VOTING INSTRUCTIONS

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2025

Dear ESOP Participant:

You are receiving the attached Vote Authorization Form to convey to Pentegra Trust Company (the “ESOP Trustee”) your voting instructions on the proposals to be presented at the Special Meeting of Stockholders of CFSB Bancorp, Inc. (the “Company”) to be held at 15 Beach Street, Quincy, Massachusetts on Tuesday, September 16, 2025 at 5:00 p.m., Eastern time.

The Colonial Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) allows participants to direct the ESOP Trustee how to vote the common stock of the Company allocated to each participant’s ESOP account as of August 8, 2025, the record date for stockholders entitled to vote at the Special Meeting.

The Company is forwarding this Confidential Voting Instruction Letter and ESOP Vote Authorization Form so that you may convey your voting instructions on the matters to be considered at the Special Meeting or any adjournment thereof. To direct the voting of the shares allocated to your account, you must either complete, sign and date the ESOP Vote Authorization Form and return it in the accompanying postage-paid envelope or you may provide your voting instructions via the Internet, as described on the enclosed ESOP Vote Authorization Form.

Your voting instructions via the Internet must be provided or your ESOP Vote Authorization Form must be received no later than 11:59 p.m., Eastern time, September 8, 2025. Your vote will not be revealed to the Company.

Your confidential vote and the votes of other participants will be tallied by the vote tabulator and the results provided to the ESOP Trustee who will:

1.

Vote the shares for which voting instructions are timely received in accordance with such instructions (if no instructions are specified and the ESOP Vote Authorization Form is returned signed, the ESOP Vote Authorization Form will be considered a vote for each of the proposals stated); and

2.

Vote the shares as to which no timely instructions have been received, in the same proportion as shares for which the ESOP Trustee has received timely voting instructions, subject to its fiduciary duties under ERISA. If you do not direct the ESOP Trustee how to vote the shares of Company common stock allocated to your account, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.	2025

Vote by Internet – QUICK EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CFSB BANCORP, INC.

Your Internet vote authorizes the ESOP Trustee to vote your shares in the same manner as if you marked, signed and returned this ESOP Vote Authorization Form. Vote instructions submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on September 8, 2025.

INTERNET – www.cstproxyvote.com
Use the Internet to submit your vote instructions. Have this ESOP Vote Authorization Form available when you access the above website. Follow the prompts to submit your vote instructions.

MAIL – Mark, sign and date this ESOP Vote Authorization Form and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THIS ESOP VOTE AUTHORIZATION FORM IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

ESOP VOTE AUTHORIZATION FORM	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Approve the Agreement and Plan of Merger, by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Corp, II,15 Beach, MHC and CFSB Bancorp, Inc.	FOR	AGAINST	ABSTAIN	2. Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.	FOR	AGAINST	ABSTAIN

CONTROL NUMBER

Signature__________________________________ Date_____________, 2025.

2025

Important Notice Regarding the Internet Availability of Proxy Materials

for the Special Meeting of Shareholders

The Special Meeting Proxy Statement

is available at:

https://www.cstproxy.com/cfsbbancorp/sm2025

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

THIS ESOP VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF

THE ESOP TRUSTEE

CFSB BANCORP, INC.

The undersigned hereby directs the Trustee (the “ESOP Trustee”) for the Colonial Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) to vote the shares of common stock of CFSB Bancorp, Inc. (the “Company”) allocated to the undersigned’s account at the Special Meeting of Stockholders of the Company to be held on September 16, 2025, or at any adjournment thereof.

If this form is not returned in a timely manner, the shares of common stock allocated to the participant’s ESOP account will be voted in the same proportion as shares for which the ESOP Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. If any other business is brought before the Special Meeting, shares will be voted by the ESOP Trustee in the manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the ESOP Trustee knows of no other business to be brought before the Special Meeting.

THIS ESOP VOTE AUTHORIZATION FORM WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE ESOP VOTE AUTHORIZATION FORM WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE ESOP TRUSTEE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS ESOP VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF THE ESOP TRUSTEE.

(Continued and to be marked, dated and signed, on the other side)

COLONIAL FEDERAL SAVINGS BANK 401(k) PLAN

CONFIDENTIAL VOTING INSTRUCTIONS

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2025

Dear 401(k) Plan Participant:

You are receiving the attached 401(k) Plan Vote Authorization Form to convey to Pentegra Trust Company (the “401(k) Plan Trustee”) your voting instructions on the proposals to be presented at the Special Meeting of Stockholders of CFSB Bancorp, Inc. (the “Company”) to be held at 15 Beach Street, Quincy, Massachusetts on Tuesday, September 16, 2025 at 5:00 p.m., Eastern time.

The Colonial Federal Savings Bank 401(k) Plan (the “401(k) Plan”) allows participants to direct the 401(k) Plan Trustee how to vote the common stock allocated to each participant’s 401(k) Plan account. As a participant in the 401(k) Plan with an investment in the Company Stock Fund as of August 8, 2025, the record date for the Special Meeting, you are entitled to instruct the 401(k) Plan Trustee how to vote the shares of Company common stock allocated to your account at the Special Meeting by completing and returning the 401(k) Plan Vote Authorization Form.

To direct the voting of the shares allocated to your account, you must either complete, sign and date the 401(k) Plan Vote Authorization Form and return it in the accompanying postage-paid envelope or you may provide your voting instructions via the Internet, as described on the enclosed 401(k) Vote Authorization Form.

Your voting instructions via the Internet must be provided or your 401(k) Plan Vote Authorization Form must be received no later than 11:59 p.m., Eastern time, September 8, 2025. Your vote will not be revealed to the Company.

Your confidential vote and the votes of other participants will be tallied by the vote tabulator and the results provided to the 401(k) Plan Trustee who will:

1.

Vote the shares for which voting instructions are timely received in accordance with such instructions (if no instructions are specified and the 401(k) Plan Vote Authorization Form is returned signed, the 401(k) Plan Vote Authorization Form will be considered a vote for each of the proposals stated); and

2.

Vote the shares as to which no timely instructions have been received, in the same proportion as shares for which the 401(k) Plan Trustee has received timely voting instructions, subject to its fiduciary duties under ERISA. If you do not direct the 401(k) Plan Trustee how to vote the shares of Company common stock allocated to your account, the 401(k) Plan Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.	2025

Vote by Internet – QUICK EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CFSB BANCORP, INC.

Your Internet vote authorizes the 401(k) Plan Trustee to vote your shares in the same manner as if you marked, signed and returned this 401(k) Plan Vote Authorization Form. Vote instructions submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on September 8, 2025.

INTERNET – www.cstproxyvote.com
Use the Internet to submit your vote instructions. Have this 401(k) Plan Vote Authorization Form available when you access the above website. Follow the prompts to submit your vote instructions.

MAIL – Mark, sign and date this 401(k) Plan Vote Authorization Form and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THIS 401(k) PLAN VOTE AUTHORIZATION FORM IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

401(k) PLAN VOTE AUTHORIZATION FORM	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Approve the Agreement and Plan of Merger, by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc., Hometown Financial Acquisition Corp, II,15 Beach, MHC and CFSB Bancorp, Inc.	FOR	AGAINST	ABSTAIN	2. Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement and the Merger.	FOR	AGAINST	ABSTAIN

CONTROL NUMBER

Signature__________________________________ Date_____________, 2025.

2025

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Shareholders

The Special Meeting Proxy Statement

is available at:

https://www.cstproxy.com/cfsbbancorp/sm2025

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

THIS 401(k) PLAN VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF

THE 401(k) PLAN TRUSTEE

CFSB BANCORP, INC.

The undersigned is a participant in the Colonial Federal Savings Bank 401(k) Plan (the “401(k) Plan”) with shares of common stock of CFSB Bancorp, Inc. (the “Company”) allocated to the undersigned’s 401(k) Plan account as of August 8, 2025. The undersigned hereby directs the 401(k) Plan Trustee to vote the shares of Company common stock deemed allocated to the undersigned’s account, for which the undersigned is entitled to direct the 401(k) Plan Trustee to vote at the Special Meeting of Stockholders of the Company to be held on September 16, 2025, or at any adjournment thereof.

If this form is not returned in a timely manner, the shares of common stock allocated to the participant’s 401(k) Plan account will be voted in the same proportion as shares for which the 401(k) Plan Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. If any other business is brought before the Special Meeting, shares will be voted by the 401(k) Plan Trustee in the manner intended to represent the best interest of participants and beneficiaries of the 401(k) Plan. At the present time, the 401(k) Plan Trustee knows of no other business to be brought before the Special Meeting.

THIS 401(k) PLAN VOTE AUTHORIZATION FORM WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE 401(k) PLAN VOTE AUTHORIZATION FORM WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE 401(k) PLAN TRUSTEE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS 401(k) PLAN VOTE AUTHORIZATION FORM IS SOLICITED ON BEHALF OF THE 401(k) PLAN TRUSTEE.

(Continued and to be marked, dated and signed, on the other side)